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Exhibit (a)(1)(A)

        Offer to Purchase for Cash
by
United Online, Inc.
of
Up to 16,666,666 Shares of Its Common Stock
(including the associated Preferred Stock Purchase Rights)
At a Purchase Price Not Greater than $10.50 per Share
Nor Less than $9.00 per Share

          THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, DECEMBER 3, 2004, UNLESS THE TENDER OFFER IS EXTENDED. FOR PURPOSES OF THIS OFFER TO PURCHASE, ANY REFERENCE TO TIME ON ANY PARTICULAR DAY SHALL MEAN NEW YORK CITY TIME ON SUCH DAY.

        United Online, Inc., a Delaware corporation ("United Online" or the "Company"), is offering to purchase for cash up to 16,666,666 shares of its common stock, $0.0001 par value per share, including the associated preferred stock purchase rights issued under the Rights Agreement, by and between United Online and U.S. Stock Transfer Corporation, as Rights Agent, dated as of November 15, 2001, as amended (the "shares"), or, if the aggregate purchase price for such shares would exceed $150,000,000, the number of whole shares equal to $150,000,000 divided by the per share purchase price, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal (which together, as amended or supplemented from time to time, constitute the tender offer). We are inviting you to tender your shares at prices specified by you that are not greater than $10.50 nor less than $9.00 per share, net to you in cash, without interest, upon the terms and subject to the conditions of the tender offer. Unless the context otherwise requires, all references to shares shall include the associated preferred stock purchase rights; and, unless the associated preferred stock purchase rights are redeemed prior to the expiration of the offer, a tender of shares will also constitute a tender of the associated preferred stock purchase rights.

        Upon the terms and subject to the conditions of the tender offer, we will determine a single per share price, not greater than $10.50 nor less than $9.00, that we will pay for shares properly tendered and not properly withdrawn from the tender offer, taking into account the total number of shares tendered and the prices specified by tendering stockholders. We will select the lowest purchase price that will allow us to purchase 16,666,666 shares or, if a lesser number of shares are properly tendered, all shares that are properly tendered and not properly withdrawn, at prices not greater than $10.50 nor less than $9.00 per share. All shares acquired in the tender offer will be acquired at the same purchase price. Only shares properly tendered at prices at or below the purchase price selected by us, and not properly withdrawn, will be purchased. However, because of the "odd lot" priority, proration and conditional tender provisions described in this Offer to Purchase, all of the shares tendered at or below the purchase price may not be purchased if more than the number of shares we seek are properly tendered or the aggregate purchase price for such shares would exceed $150,000,000. Shares not purchased in the tender offer will be returned to the tendering stockholders at our expense promptly after the expiration of the tender offer. We reserve the right, in our sole discretion, to purchase more than 16,666,666 shares in the tender offer, or to amend the maximum aggregate purchase price of $150,000,000 subject to applicable law. See Section 1 of this Offer to Purchase.

        THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. HOWEVER, THE TENDER OFFER IS SUBJECT TO OTHER CONDITIONS, INCLUDING CONSUMMATION OF THE CLASSMATES ACQUISITION (AS DEFINED BELOW) AND UNITED ONLINE OBTAINING FINANCING. SEE SECTION 7, SECTION 9, AND SECTION 10 OF THIS OFFER TO PURCHASE.

        Our shares are traded on The Nasdaq National Market under the symbol "UNTD." We publicly announced the tender offer on November 3, 2004, before the opening of trading on The Nasdaq National Market on that date. On November 2, 2003, the last trading day prior to the announcement of the tender offer, the reported closing price of the shares on The Nasdaq National Market was $9.28 per share. On November 3, 2004, the last trading day prior to the commencement of the tender offer, the reported closing price of the shares on The Nasdaq National Market was $10.24 per share. Stockholders are urged to obtain current market quotations for the shares before deciding whether and at what purchase price or purchase prices to tender their shares. See Section 8 of this Offer to Purchase.

        OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, OR DEUTSCHE BANK SECURITIES INC., THE DEALER MANAGER FOR THE TENDER OFFER, MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER, OR REFRAIN FROM TENDERING, YOUR SHARES OR AS TO THE PURCHASE PRICE, OR PURCHASE PRICES, AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE, OR PURCHASE PRICES, AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. SEE SECTION 2 OF THIS OFFER TO PURCHASE. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER OR OTHER FINANCIAL OR TAX ADVISORS. OUR DIRECTORS AND EXECUTIVE OFFICERS HAVE ADVISED US THAT THEY WILL NOT TENDER ANY SHARES IN THE TENDER OFFER.

        On October 23, 2004, we signed a definitive agreement and plan of merger (the "Merger Agreement"), among United Online, Mariner Acquisition Corp., a wholly-owned subsidiary of United Online, and Classmates Online, Inc. ("Classmates") to acquire Classmates for approximately $128 million in cash (the "Classmates acquisition"). We anticipate that Classmates will have a cash balance of approximately $28 million at the time the Classmates acquisition closes. The closing of the Classmates acquisition is subject to the fulfillment of a number of customary conditions, including regulatory approval. Subject to the satisfaction of the closing conditions, we currently anticipate that the Classmates acquisition will be consummated on or before Friday, December 3, 2004. The foregoing description of the Classmates acquisition is qualified in its entirety by reference to a copy of the Merger Agreement, a copy of which has been filed as an Exhibit to Form 8-K filed by United Online on November 4, 2004 with the SEC. Such reports and exhibits may be obtained from the SEC in the manner provided in Section 10 of this Offer to Purchase.

        If you have questions or need assistance, you should contact Deutsche Bank Securities Inc., the Dealer Manager for the offer, at its address and telephone number set forth on the back cover of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other related materials, you should contact Deutsche Bank Securities Inc.

The Dealer Manager for the Tender Offer is:

Deutsche Bank Securities Inc.

November 4, 2004

IMPORTANT

        If you want to tender all or part of your shares, you must do one of the following before the tender offer expires at 12:00 midnight, New York City time, on Friday, December 3, 2004 (unless the tender offer is extended):

  •
  If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your shares for you;

  •
  If you hold certificates registered in your own name, complete and sign a Letter of Transmittal according to its Instructions, and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to U.S. Stock Transfer Corporation, the Depositary for the tender offer; or

  •
  If you are an institution participating in The Depository Trust Company, which we call the "Book-Entry Transfer Facility" in this Offer to Purchase, tender your shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase;

        If you want to tender your shares but:

  •
  your certificates for your shares are not immediately available or cannot be delivered to the Depositary by the expiration of the tender offer, or

  •
  you cannot comply with the procedure for book-entry transfer by the expiration of the tender offer, or

  •
  your other required documents cannot be delivered to the Depositary by the expiration of the tender offer,

you can still tender your shares if you comply with the guaranteed delivery procedure described in Section 3 of this Offer to Purchase.

        TO TENDER SHARES PROPERLY, YOU MUST PROPERLY COMPLETE AND DULY EXECUTE THE LETTER OF TRANSMITTAL, INCLUDING THE SECTION RELATING TO THE PRICE AT WHICH YOU ARE TENDERING YOUR SHARES.

        If you wish to maximize the chance that we will purchase your shares, you should check the box in the section entitled "Shares Tendered At Price Determined Under The Tender Offer" in the section captioned "Price (In Dollars) Per Share At Which Shares Are Being Tendered" in the Letter of Transmittal or, if applicable, the Notice of Guaranteed Delivery. You should understand that this election may have the effect of lowering the purchase price and could result in your shares being purchased at the minimum price of $9.00 per share or lower if we amend the purchase price and the tendering stockholder does not withdraw previously tendered shares.

        We are not making the tender offer to, and will not accept any tendered shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the tender offer to stockholders in any such jurisdiction. In any jurisdiction the securities or blue sky laws of which require the tender offer to be made by a licensed broker or dealer, the tender offer is being made on our behalf by the Dealer Manager or one or more registered brokers or dealers, which are licensed under the laws of such jurisdiction.

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        Neither we nor any member of our Board of Directors or the Dealer Manager has authorized any person to make any recommendation on our or their behalf as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares in the tender offer. You should rely only on the information contained in this Offer to Purchase or to which we have referred you. We have not authorized any person to give any information or to make any representation in connection with the tender offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely on that recommendation, representation or information as having been authorized by us, any member of our Board of Directors, or the Dealer Manager.

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SUMMARY

        We are providing this summary for your convenience. It highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the tender offer to the same extent described in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the details of the tender offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

Who is offering to purchase my shares?

        Our name is United Online, Inc., a Delaware corporation. We are offering to purchase up to 16,666,666 shares of our outstanding common stock and the associated preferred stock purchase rights, or, if the aggregate purchase price for such shares would exceed $150,000,000, the number of whole shares equal to $150,000,000 divided by the per share purchase price. See Section 1 of this Offer to Purchase.

What is the purpose of the tender offer?

        The Board of Directors of United Online has evaluated our operations, strategy and expectations for the future and believes that the tender offer is a prudent use of our financial resources given our business profile, assets and current stock price, and is an efficient means to provide value to our stockholders. We intend to obtain approximately $150,000,000 of the approximately $154,000,000 of funds required to purchase shares in the tender offer, as well as to pay all related fees and expenses, through a term loan facility, which we are currently negotiating, and the remainder from excess cash on hand. The tender offer is conditioned upon, among other things, obtaining such financing. See Section 2, Section 9, Section 10 and Section 11 of this Offer to Purchase.

How many shares will we purchase in the tender offer?

        We will purchase 16,666,666 shares in the tender offer (representing approximately 27% of our outstanding common stock on October 29, 2004) or such lesser number of shares as are properly tendered. If more than 16,666,666 shares are tendered, or if the aggregate purchase price for such shares would exceed $150,000,000, we will purchase all shares tendered at or below the purchase price on a pro rata basis, except for "odd lots" (lots held by beneficial or record owners of less than 100 shares), which we will purchase on a priority basis. We reserve the right, in our sole discretion, to purchase more than 16,666,666 shares in the tender offer, or to amend the maximum aggregate purchase price of $150,000,000 subject to applicable law. See Section 1 of this Offer to Purchase. Each share is coupled with an associated preferred stock purchase right that we will reacquire with the shares we purchase. No additional consideration will be paid for the preferred stock purchase rights. See Section 1 of this Offer to Purchase. The tender offer is not conditioned on any minimum number of shares being tendered. However, the tender offer is subject to other conditions, including consummation of the Classmates acquisition and obtaining financing. See Section 7, Section 9 and Section 10 of this Offer to Purchase.

What will the purchase price for the shares be and what will be the form of payment?

        We are conducting the tender offer through a procedure commonly called a modified "Dutch Auction." This procedure allows you to select the price within a price range specified by us at which you are willing to sell your shares. The price range for the tender offer is $9.00 to $10.50 per share. We will select the lowest purchase price that would allow us to buy 16,666,666 shares (or if fewer shares are properly tendered, all shares that are properly tendered and not properly withdrawn). If the aggregate purchase price for such shares would exceed $150,000,000, we will purchase that number of shares equal to $150,000,000 divided by the purchase price, rounded to the nearest whole shares, subject to the "odd lot" priority, proration and conditional tender provisions. We will purchase all shares at the same purchase price, even if you have selected a lower purchase price, but we will not purchase any shares above the purchase price selected by us. If you wish to maximize the chance that we will purchase your shares, you should check the box in the section entitled "Shares Tendered At Price Determined Under The Tender Offer" in the Letter of Transmittal indicating that you will accept the purchase price selected by us. You should understand that this election may have the effect of lowering the purchase price and could result in your shares being purchased at the minimum price of $9.00 per share or lower if we amend the purchase price and you do not withdraw previously tendered shares. If we purchase your shares in the tender offer, we will pay you the purchase price in cash, without interest, promptly after the expiration of the tender offer. Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment. See the Introduction and Section 1 of this Offer to Purchase.

How will we pay for the shares?

        Assuming we purchase shares pursuant to the tender offer for the maximum aggregate purchase price of $150,000,000, we expect approximately $154,000,000 will be required to purchase such shares and to pay fees and expenses related to the tender offer. See Section 9 and Section 10 of this Offer to Purchase. We intend to obtain approximately $150,000,000 of the approximately $154,000,000 of funds required to purchase shares pursuant to the tender offer and to pay related fees and expenses through a term loan facility, which we are currently negotiating. We do not currently have alternative financing plans. See Section 9 of this Offer to Purchase.

How long do I have to tender my shares?

        You may tender your shares until the tender offer expires. The tender offer will expire on Friday, December 3, 2004, at 12:00 midnight, New York City time, unless we extend the tender offer. See Section 1 of this Offer to Purchase. We may choose to extend the tender offer at any time and for any reason. We cannot assure you, however, that we will extend the tender offer or, if we extend it, for how long. See Section 1 and Section 14 of this Offer to Purchase. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it may have an earlier deadline for accepting the tender offer.

Can the tender offer be extended, amended or terminated, and under what circumstances?

        We can extend or amend the tender offer in our sole discretion. If we extend the tender offer, we will delay the acceptance of any shares that have been tendered. See Section 14 of this Offer to Purchase. We can terminate the tender offer under certain circumstances. See Section 7 and Section 9 of this Offer to Purchase.

How will I be notified if you extend the tender offer or amend the terms of the tender offer?

        If we extend the tender offer we will issue a press release by 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date of the tender offer. We will announce any amendment to the tender offer by making a public announcement of the amendment. See Section 14 of this Offer to Purchase.

Are there any conditions to the tender offer?

        Yes. Our obligation to accept for payment and pay for your tendered shares depends upon a number of conditions that must be satisfied or waived prior to the expiration of the tender offer, including:

  •
  We have obtained, or will be able on or prior to the expiration date to obtain, financing on terms and conditions satisfactory to us, which will be sufficient to purchase the shares pursuant to the tender offer and to pay the related fees and expenses;

  •
  Consummation of the Classmates acquisition;

  •
  No legal action shall have been threatened or taken that might adversely affect the tender offer or United Online or any of its subsidiaries;

  •
  No one shall have proposed, announced or made a tender or exchange offer (other than this tender offer), merger, business combination or other similar transaction (other than the Classmates acquisition, see Section 10 of this Offer to Purchase) involving us;

  •
  No decline in the market price of the shares, the Dow Jones Industrial Average, the Nasdaq National Market Composite Index, the New York Stock Exchange or the Standard & Poor's Index of 500 Industrial Companies by a material amount (including, without limitation, an amount greater than 10%) from the close of trading on November 2, 2004 shall have occurred;

  •
  No commencement or escalation of a war, armed hostilities or other international or national calamity involving the United States, including, but not limited to an act of terrorism, shall have occurred;

  •
  No one (including certain groups) shall have acquired, or proposed to acquire, beneficial ownership of more than 5% of our outstanding common stock (other than as publicly disclosed in a filing with the Securities and Exchange Commission (the "SEC"). In addition, no new group shall have been formed that beneficially owns more than 5% of our outstanding common stock. Also, no entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC before November 4, 2004 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares. Finally, no one shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our assets or securities; and

  •
  No material adverse change in our business, condition (financial or otherwise), assets, income, operations or prospects, shall have occurred or been threatened during the tender offer.

        Please refer to Section 7 of this Offer to Purchase for more detailed terms of the conditions.

How do I tender my shares?

        If you want to tender all or part of your shares, you must do one of the following before 12:00 midnight, New York City time, on Friday, December 3, 2004 or any later time and date to which the tender offer may be extended:

  •
  If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your shares for you;

  •
  If you hold certificates registered in your own name, complete and sign a Letter of Transmittal according to its Instructions, and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to U.S. Stock Transfer Corporation, the Depositary for the tender offer; or

  •
  If you are an institution participating in the Book-Entry Transfer Facility, tender your shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase.

        If you want to tender your shares but:

  •
  your certificates for your shares are not immediately available or cannot be delivered to the Depositary by the expiration of the tender offer, or

  •
  you cannot comply with the procedure for book-entry transfer by the expiration of the tender offer, or

  •
  your other required documents cannot be delivered to the Depositary by the expiration of the tender offer,

you can still tender your shares if you comply with the guaranteed delivery procedure described in Section 3 of this Offer to Purchase.

        If you wish to maximize the chance that we will purchase your shares, you should check the box in the section entitled "Shares Tendered At Price Determined Under The Tender Offer" in the Letter of Transmittal. You should understand that this election may have the effect of lowering the purchase price and could result in your shares being purchased at the minimum price of $9.00 per share or lower if we amend the purchase price and you do not withdraw previously tendered shares.

        You may contact the Dealer Manager or your broker, bank or other nominee for assistance. The contact information for the Dealer Manager is set forth on the back cover of this Offer to Purchase. See Section 3 of this Offer to Purchase and the Instructions to the Letter of Transmittal.

Once I have tendered shares in the tender offer, may I withdraw my tendered shares?

        Yes. You may withdraw any shares you have tendered at any time before 12:00 midnight, New York City time, on Friday, December 3, 2004, unless we extend the tender offer, in which case you may withdraw your shares until the expiration of the tender offer, as extended. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares at any time after 12:00 midnight, New York City time, on January 4, 2005. See Section 4 of this Offer to Purchase.

How do I withdraw shares I previously tendered?

        You must deliver on a timely basis a written notice of your withdrawal to the Depositary at one of the addresses appearing on the back cover of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of the shares. Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3 of this Offer to Purchase.

In what order will you purchase the tendered shares?

        We will purchase shares:

  •
  first, from all holders of "odd lots" of less than 100 shares who properly tender all of their shares at or below the purchase price selected by us and do not properly withdraw them before the expiration date;

  •
  second, after purchasing the shares from the "odd lot holders," from all other stockholders who properly tender shares at or below the purchase price selected by us, on a pro rata basis, subject to the conditional tender provisions described in Section 6 of this Offer to Purchase; and

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  third, from holders who have tendered shares subject to the condition that a specified minimum number of the holder's shares be purchased if any shares are purchased in the tender offer as described in Section 6 of this Offer to Purchase (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

        Therefore, we may not purchase all of the shares that you tender even if you tender them at or below the purchase price, either because more than the number of shares that we seek are properly tendered or 16,666,666 shares or fewer are properly tendered and the aggregate purchase price for such shares would exceed $150,000,000. See Section 1 of this Offer to Purchase.

What does the Board of Directors think of the tender offer?

        Our Board of Directors has approved the tender offer. However, neither we nor any member of our Board of Directors, or the Dealer Manager makes any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the purchase price or purchase prices at which you will tender them. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the tender offer. See Section 2 of this Offer to Purchase. You should discuss whether to tender your shares with your broker or other financial or tax advisors.

Will your directors and executive officers tender shares in the tender offer?

        Our directors and executive officers have advised us that they will not tender any shares in the tender offer. See Section 11 of this Offer to Purchase.

If I decide not to tender, how will the tender offer affect my shares?

        Upon the completion of the tender offer, non-tendering stockholders will realize a proportionate increase in their relative equity interests in us and thus in our future results of operations, subject to our right to issue additional shares of common stock and other equity securities in the future. As a result of the tender offer and the borrowings that will be outstanding under the term loan facility we are currently negotiating, our level of stockholders' equity will decline, our net assets will decline, and our total liabilities including indebtedness will increase. See Section 10 of this Offer to Purchase. Our purchase of shares in the tender offer will reduce our "public float," which is the number of shares owned by stockholders that are not our affiliates and available for trading in the securities markets, and is likely to reduce the number of our stockholders. This may reduce the volume of trading in our shares and make it more difficult to buy or sell significant amounts of our shares without materially affecting the market price. See Section 2 of this Offer to Purchase.

Following the tender offer, will you continue as a public company?

        We believe that our shares will continue to be authorized for quotation on The Nasdaq National Market and that we will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934 ("Exchange Act"). See Section 2 of this Offer to Purchase.

When and how will you pay me for the shares I tender?

        We will pay the purchase price, in cash, without interest, for the shares we purchase promptly after the expiration of the tender offer. We will pay for the shares accepted for purchase by depositing the aggregate purchase price with the Depositary, U.S. Stock Transfer Corporation, promptly after the expiration date of the tender offer. The Depositary will transmit to you the payment for all of your shares accepted for payment. See Section 1 and Section 5 of this Offer to Purchase.

What is the recent market price of my shares?

        We publicly announced the tender offer on November 3, 2004, before the opening of trading on The Nasdaq National Market on that date. On November 2, 2003, the last trading day prior to the announcement of the tender offer, the reported closing price of the shares on The Nasdaq National Market was $9.28 per share. On November 3, 2004, the last trading day prior to the commencement of the tender offer, the reported closing price of the shares on The Nasdaq National Market was $10.24 per share. You are urged to obtain current market quotations for the shares before deciding whether and at what purchase price or purchase prices to tender your shares. See Section 8 of this Offer to Purchase.

Will I have to pay brokerage commission if I tender my shares?

        If you are a registered stockholder and you tender your shares directly to the Depositary, you will not incur any brokerage commissions. If you hold shares through a broker, bank or other nominee, we urge you to consult your broker, bank or other nominee to determine whether any transaction costs are applicable. See the Introduction, Section 3 and Section 15 of this Offer to Purchase.

Will I have to pay stock transfer tax if I tender my shares?

        If you instruct the Depositary in the Letter of Transmittal to make the payment for the shares to the registered holder, you will not incur any stock transfer tax. See Section 15 of this Offer to Purchase.

What are the United States federal income tax consequences if I tender my shares?

        Generally, your receipt of cash from us in exchange for the shares you tender will be a taxable transaction for United States federal income tax purposes. The cash you receive for your tendered shares will generally be treated for United States federal income tax purposes either as consideration received in respect of a sale or exchange of the shares purchased by us or as a distribution from us in respect of shares. See Section 13 of this Offer to Purchase for a more detailed discussion of the tax treatment of the tender offer. We urge you to consult with your tax advisor as to the particular tax consequences to you of the tender offer. Non-United States Holders are urged to consult their tax advisors regarding the application of

United States federal income tax withholding and backup withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

Who is the contact for questions about the tender offer?

        The Dealer Manager can help answer your questions. The Dealer Manager is Deutsche Bank Securities Inc. and its contact information is set forth on the back cover of this Offer to Purchase.

FORWARD-LOOKING STATEMENTS

        This Offer to Purchase and the documents incorporated herein by reference contain forward-looking statements based on our current expectations, estimates and projections about our operations, industry, financial condition and liquidity. Statements containing words such as "anticipate," "expect," "intend," "plan," "believe," "may," "will" or similar expressions constitute forward-looking statements. These forward-looking statements include, but are not limited to, statements about the proposed Classmates acquisition and Classmates' anticipated cash balances at the time of the closing of the Classmates acquisition, the Internet services market, our user base, our services and marketing initiatives, the advertising market, competition, seasonality, operating expenses, operating efficiencies, revenues, capital requirements, our cash position and certain terms of the term loan facility pursuant to which United Online expects to obtain the financing necessary to complete the tender offer. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Such statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors, including:

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  changes to service offerings and pricing by us or our competitors;

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  fluctuations in our pay subscriber and free user bases, including fluctuations caused by seasonality, churn, competition and the impact of marketing;

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  changes in the mix of our pay subscriber base, particularly changes in the number of subscribers to our accelerated services, premium email services and subscribers on discounted plans or free trial periods;

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  fluctuations in our average monthly revenue per pay subscriber;

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  changes in the number of hours active accounts use our access services;

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  fluctuations in our efficiency in acquiring new pay subscribers and selling existing subscribers additional products or services;

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  the amount of marketing expenditures we incur, including fluctuations in payments to third party distributors for subscriber acquisition, and fluctuations in the media pricing we are able to obtain;

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  changes in terms, including pricing, with our telecommunications providers;

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  the effect of acquisitions and the expense associated with potential acquisitions;

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  conditions or trends in the Internet services industry generally;

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  changes in the demand and market rates for Internet advertising;

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  increases or reductions in advertising and commerce revenues from significant customers;

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  the effects of litigation and the timing of resolutions of disputes;

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  the amount and timing of operating costs and capital expenditures;

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  changes in governmental regulation and taxation policies; and

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  changes in, or the effect of, accounting rules, such as recording expenses for restricted stock and stock option grants or the realization of our deferred tax assets.

        In addition, please refer to the sections entitled "Risk Factors" in our Quarterly Report on Form 10-Q for the period ended September 30, 2004, and our other filings with the SEC for some of the important risk factors that may affect our business, financial position, results of operations and cash flows. Statements indicating factors that we believe may impact our results are not intended to be exclusive. We undertake no obligation to revise or update publicly any forward-looking statements, other than as required by law.

INTRODUCTION

To the Holders of Common Stock of United Online, Inc.:

        We invite our stockholders to tender up to 16,666,666 shares of our common stock, $0.0001 par value per share, or, if the aggregate purchase price for such shares would exceed $150,000,000, the number of whole shares equal to $150,000,000 divided by the per share purchase price, for purchase by us at a price not greater than $10.50 nor less than $9.00, net to the tendering stockholder in cash, without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal which, as amended or supplemented from time to time, together constitute the tender offer.

        The tender offer will expire on Friday, December 3, 2004, at 12:00 midnight, New York City time, unless we extend the tender offer. We may choose to extend the tender offer at any time and for any reason. We cannot assure you, however, that we will extend the tender offer or, if we extend it, for how long.

        Upon the terms and subject to the conditions of the tender offer, we will determine a single per share price, not greater than $10.50 nor less than $9.00 per share, that we will pay for shares properly tendered and not properly withdrawn in the tender offer, taking into account the total number of shares so tendered and the prices specified by tendering stockholders. We will select the lowest purchase price that would allow us to buy 16,666,666 shares or, if fewer shares are properly tendered, all shares that are properly tendered and not properly withdrawn at prices not greater than $10.50 nor less than $9.00 per share. If the aggregate purchase price would exceed $150,000,000, we will purchase that number of shares equal to $150,000,000 divided by the purchase price, rounded to the nearest whole share, subject to the "odd lot" priority, proration and conditional tender provisions described in Section 1 of this Offer to Purchase. We will acquire all shares in the tender offer at the same purchase price, on the terms and subject to the conditions of the tender offer, including proration provisions.

        We will only purchase shares properly tendered at prices at or below the purchase price selected by us and not properly withdrawn. However, because of the "odd lot" priority, proration (either because more than the number of shares we seek are properly tendered or 16,666,666 shares or fewer are properly tendered but the aggregate purchase price for such shares would exceed $150,000,000) and conditional tender provisions described in this Offer to Purchase, all of the shares tendered at or below the purchase price may not be purchased if more than the number of shares we seek are properly tendered. Shares not purchased in the tender offer will be returned to the tendering stockholders at our expense promptly after the expiration of the tender offer. See Section 1 of this Offer to Purchase.

        We expressly reserve the right to purchase additional shares in the tender offer subject to applicable law. See Section 1 of this Offer to Purchase.

        The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to consummation of the Classmates acquisition, obtaining financing and other conditions. See Section 7, Section 9 and Section 10 of this Offer to Purchase.

        Our Board of Directors has approved the tender offer. However, neither we nor any member of our Board of Directors, or the Dealer Manager makes any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the purchase price or purchase prices at which you will tender them. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the tender offer. See Section 2 of this Offer to Purchase. You should discuss whether to tender your shares with your broker or other financial or tax advisors.

        Our directors and executive officers have advised us that they will not tender any shares in the tender offer. See Section 11 of this Offer to Purchase.

        On the terms and subject to the conditions of the tender offer, if (i) at the expiration of the tender offer, we cannot purchase all of the shares that you tender, either because more than 16,666,666 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) are properly tendered at or below the purchase price and not properly withdrawn or (ii) the aggregate purchase price for such shares would exceed $150,000,000, we will buy shares:

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  first, from all holders of "odd lots" of less than 100 shares who properly tender all their shares at or below the purchase price selected by us and do not properly withdraw them before the expiration date;

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  second, after purchasing shares from the "odd lot holders," from all other stockholders who properly tender shares at or below the purchase price selected by us, on a pro rata basis, subject to the conditional tender provisions described in Section 6 of this Offer to Purchase; and

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  third, from holders who have tendered shares subject to the condition that a specified minimum number of the holder's shares be purchased if any shares are purchased in the tender offer as described in Section 6 of this Offer to Purchase (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

        Therefore, we may not purchase any or all of the shares that you tender on a conditional basis in the tender offer even if you tender them at or below the purchase price. See Section 1, Section 5 and Section 6 of this Offer to Purchase, respectively, for additional information concerning priority, proration and conditional tender procedures.

        We will pay the purchase price net to the tendering stockholders in cash, without interest, for all shares purchased. Tendering stockholders who hold shares registered in their own name and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 9 of the related Letter of Transmittal, stock transfer taxes on our purchase of shares in the tender offer. Stockholders holding shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether transaction costs may apply if stockholders tender shares through such nominees and not directly to the Depositary. However, any tendering United States Holder or other payee who fails to complete, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to United States federal income tax backup withholding in respect of the gross proceeds paid to the United States Holder or other payee pursuant to the tender offer, unless such holder establishes that such holder is within the class of persons that is exempt from backup withholding (such as, among others, all corporations and certain Non-United States Holders (as defined in Section 13 of this Offer to Purchase)). In order for a Non-United States Holder to qualify as an exempt recipient and, therefore, not be subject to backup withholding, that holder must submit an IRS Form W-8BEN or other applicable form, signed under penalties of perjury, attesting to that holder's exempt status. Even if a Non-United States Holder has provided the required certificaiton to avoid backup withholding, the Depositary will withhold United States federal income taxes at a rate of 30% of the gross payment payable to a Non-United States Holder or his, her, or its agent unless the Depositary determines that an exemption from, or a reduced rate of, withholding tax is available. Holders are urged to consult their tax advisors regarding the applicability of backup withholding to them and the availability of any exemption from backup withholding as well as the procedures for obtaining such an exemption, and the refund procedure. See Section 13 of this Offer to Purchase regarding certain tax consequences of the tender offer.

        We will pay all fees and expenses incurred in connection with the tender offer by U.S. Stock Transfer Corporation, the Depositary for the tender offer and Deutsche Bank Securities Inc., the Dealer Manager for the tender offer. See Section 15 of this Offer to Purchase.

        As of October 29, 2004, we had 60,758,762 issued and outstanding shares of common stock. As of that date, there were an aggregate of 13,830,717 shares of common stock available for issuance under our stock incentive plans (including 13,233,191 shares subject to currently outstanding options) and 1,788,611 shares available for issuance under our ESPP (as defined below). The 16,666,666 shares that we are offering to purchase pursuant to the tender offer represent approximately 27% of our shares outstanding on October 29, 2004. Our shares are traded on The Nasdaq National Market under the symbol "UNTD." We publicly announced the tender offer on November 3, 2004, before the opening of trading on The Nasdaq National Market on that date. On November 2, 2003, the last trading day prior to the announcement of the tender offer, the reported closing price of the shares on The Nasdaq National Market was $9.28 per share. On November 3, 2004, the last trading day prior to the commencement of the tender offer, the reported closing price of the shares on The Nasdaq National Market was $10.24 per share. Stockholders are urged to obtain current market quotations for the shares before deciding whether and at what purchase price or purchase prices to tender their shares. See Section 8 and Section 11 of this Offer to Purchase.

THE TENDER OFFER

1.     Number of Shares; Proration.

         On the terms and subject to the conditions of the tender offer, we will purchase up to 16,666,666 shares of our common stock, or if the aggregate purchase price for such shares would exceed $150,000,000, the number of whole shares equal to $150,000,000 divided by the per share purchase price, or such lesser number of shares as are properly tendered and not properly withdrawn in accordance with Section 4 of this Offer to Purchase before the expiration date, at a price not greater than $10.50 nor less than $9.00 per share, net to the seller in cash, without interest.

        The term "expiration date" means 12:00 midnight, New York City time, on Friday, December 3, 2004, unless and until we, in our sole discretion, shall have extended the period of time during which the tender offer will remain open, in which event the term "expiration date" shall refer to the latest time and date at which the tender offer, as so extended by us, shall expire. See Section 14 of this Offer to Purchase for a description of our right to extend, delay, terminate or amend the tender offer.

        In accordance with Instruction 5 of the Letter of Transmittal, stockholders desiring to tender shares must either (1) specify that they are willing to sell their shares to us at the purchase price determined in the tender offer (which could result in the tendering stockholder receiving a purchase price per share as low as $9.00), or (2) specify the price or prices, not greater than $10.50 nor less than $9.00 per share, at which they are willing to sell their shares to us under the tender offer. Prices may be specified in multiples of $0.25. Promptly following the expiration date, we will determine a single per share purchase price that we will pay for shares properly tendered and not properly withdrawn, taking into account the number of shares tendered and the prices specified by tendering stockholders. We will select the lowest purchase price, not greater than $10.50 nor less than $9.00 per share, that will allow us to purchase 16,666,666 shares (or such greater number of shares as we may elect to purchase) or, if fewer shares are properly tendered, all shares that are properly tendered and not properly withdrawn. If the aggregate purchase price would exceed $150,000,000, we will purchase that number of shares equal to $150,000,000 divided by the lowest purchase price, rounded to the nearest whole share. We will purchase all shares in the tender offer at the same purchase price. We will announce by press release the single per share purchase price that we have selected to pay for shares properly tendered and not properly withdrawn as promptly as practicable after such determination has been made.

        We will only purchase shares properly tendered at prices at or below the purchase price we determine and not properly withdrawn. However, because of the "odd lot" priority, proration and conditional tender provisions of the tender offer, all of the shares tendered at or below the purchase price will not be purchased if more than the number of shares we seek are properly tendered at or below the purchase price or the aggregate purchase price for such shares would exceed $150,000,000. We will return all shares tendered and not purchased pursuant to the tender offer, including shares tendered at prices in excess of the purchase price and shares not purchased because of proration or conditional tenders, to the tendering stockholders at our expense, promptly following the expiration date. By following the Instructions to the Letter of Transmittal, stockholders can specify one minimum price for a specified portion of their shares and a different minimum price for other specified shares, but a separate Letter of Transmittal must be submitted for shares tendered at each price. Stockholders can also specify the order in which the specified portions will be purchased in the event that, as a result of proration or otherwise, some but not all of the tendered shares are purchased pursuant to the tender offer. In the event a stockholder does not designate the order and fewer than all shares are purchased due to proration, the Depositary will select the order of shares purchased.

        We reserve the right, in our sole discretion, to purchase more than 16,666,666 shares under the tender offer or to amend the maximum aggregate purchase price of $150,000,000 subject to applicable law. In accordance with the rules of the SEC we may purchase an additional amount of shares not to exceed 2% of the outstanding shares (approximately 1,200,000 shares as of October 29, 2004) without amending or extending the tender offer. See Section 14 of this Offer to Purchase.

        In the event of an over-subscription of the tender offer as described below, shares tendered at or below the purchase price prior to the expiration date will be subject to proration, except for "odd lots." The proration period and withdrawal rights also expire on the expiration date.

        If we:

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  increase the price to be paid for shares above $10.50 per share or decrease the price to be paid for shares below $9.00 per share, or

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  increase the number of shares being sought in the tender offer and such increase in the number of shares being sought exceeds 2% of the outstanding shares, or

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  decrease the number of shares being sought for purchase in the tender offer, and the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day (as defined below) from, and including, the date that notice of any such increase or decrease is first published, sent or given to stockholders in the manner specified in Section 14 of this Offer to Purchase, then the tender offer will be extended until the expiration of such ten business day period. For the purposes of the tender offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

        The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to consummation of the Classmates acquisition, obtaining financing and other conditions. See Section 7, Section 9 and Section 10 of this Offer to Purchase.

        Priority of Purchases.    On the terms and subject to the conditions of the tender offer, if (i) more than 16,666,666 shares (or such greater number of shares as we may elect to purchase, subject to applicable law), have been properly tendered at prices at or below the purchase price selected by us and not properly withdrawn before the expiration date, or (ii) the aggregate purchase price for such shares would exceed $150,000,000, we will purchase properly tendered shares on the basis set forth below:

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  first, we will purchase all shares properly tendered and not properly withdrawn by any "odd lot holder," as described below, who:

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  tenders all shares owned beneficially or of record by such "odd lot holder" at a price at or below the purchase price selected by us (tenders of less than all of the shares owned by such "odd lot holder" will not qualify for this preference); and

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  completes the Section entitled "Odd Lots" in the related Letter of Transmittal or, if applicable, the Notice of Guaranteed Delivery;

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  second, after the purchase of all of the shares properly tendered by "odd lot holders," subject to the conditional tender provisions described in Section 6 of this Offer to Purchase, we will purchase all other shares properly tendered at or below the purchase price selected by us on a pro rata basis with appropriate adjustment to avoid purchases of fractional shares; and

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  third, we will purchase shares conditionally tendered (for which the condition was not initially satisfied) at or below the purchase price selected by us, by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

        As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that fewer than all shares tendered by a stockholder will be purchased or that, if a tender is conditioned upon the purchase of a specified number of shares, none of those shares will be purchased even though those shares were tendered at prices at or below the purchase price.

        Odd Lots.    For purposes of the tender offer, the term "odd lots" means all shares properly tendered at prices at or below the purchase price selected by us held by a stockholder, which we refer to as an "odd lot holder," who owns beneficially or of record an aggregate of fewer than 100 shares and so certifies in the appropriate place on the related Letter of Transmittal. To qualify for this preference, an "odd lot holder" must tender all shares owned beneficially or of record by the "odd lot holder" in accordance with the procedures described in Section 3 of this Offer to Purchase. As set forth above, "odd lots" will be accepted for payment before proration, if any, of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares. By accepting the tender offer, an "odd lot holder" who holds shares in his or her name and tenders his or her shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable "odd lot" discounts in a sale of the holder's shares on The Nasdaq National Market. Any "odd lot holder" wishing to tender all of such "odd lot holder's" shares pursuant to the tender offer should complete the Section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

        We also reserve the right, but will not be obligated, to purchase all shares properly tendered by any stockholder who tenders any shares owned beneficially or of record at or below the purchase price selected by us and who, as a result of proration, would then own beneficially or of record an aggregate of fewer than 100 shares. If we exercise this right, we will increase the number of shares that we are offering to purchase in the tender offer by the number of shares purchased through the exercise of the right, subject to applicable law.

        Proration.    If proration of tendered shares is required, we will determine the proration factor promptly following the expiration date. Proration for each stockholder tendering shares, other than "odd lot holders," will be based on the ratio of the number of shares properly tendered and not properly withdrawn by such stockholder to the total number of shares properly tendered and not properly withdrawn by all stockholders, other than "odd lot holders," at or below the purchase price selected by us, subject to conditional tenders. Because of the difficulty in determining the number of shares properly tendered, including shares tendered by guaranteed delivery procedures, and not properly withdrawn, and because of the "odd lot" procedure described above and the conditional tender procedure described in Section 6 of this Offer to Purchase, we do not expect that we will be able to announce the final proration factor or commence payment for any shares purchased pursuant to the tender offer until approximately five business days after the expiration date. The preliminary results of any proration will be announced by press release as promptly as practicable after the expiration date. After the expiration date, stockholders may obtain preliminary proration information from the Dealer Manager and also may be able to obtain the information from their brokers.

        As described in Section 13 of this Offer to Purchase, the number of shares that we will purchase from a stockholder pursuant to the tender offer may affect the United States federal income tax consequences to the stockholder of the purchase and, therefore, may be relevant to a stockholder's decision whether or not to tender shares. The Letter of Transmittal affords each stockholder who tenders shares registered in such stockholder's name directly to the Depositary the opportunity to designate the order of priority in which shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of shares being purchased.

        This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees and similar persons whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

2.     Purpose of the Tender Offer; Certain Effects of the Tender Offer.

        Purpose of the Tender Offer.    The Board of Directors has evaluated our operations, strategy and expectations for the future and believes that the tender offer is a prudent use of our financial resources given our business profile, assets and current stock price and is an efficient means to provide value to our stockholders. The tender offer represents the opportunity for us to return cash to stockholders who tender their shares. Where shares are tendered by the registered owner of those shares directly by the Depositary, the sale of those shares in the tender offer will permit the seller to avoid the usual transaction costs associated with open market sales. Furthermore, holders of odd lots who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased under the tender offer will avoid not only the payment of brokerage commissions but also any applicable odd lot discounts that might be payable on sales of their shares transactions in The Nasdaq National Market. The tender offer also provides stockholders (particularly those who, because of the size of their stockholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to their shares without potential disruption to the share price and the usual transaction costs associated with market sales.

        We have repurchased an aggregate of 9,664,000 shares on the open market from time to time starting in 2001, including as recently as August 2004. Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any shares, other than in the tender offer, until at least 10 business days after the expiration date. Following the completion or termination of the tender offer, we may, from time to time, repurchase our shares on the open market or through private or public transactions in accordance with applicable law.

        Our Board of Directors has approved the tender offer. However, neither we nor any member of our Board of Directors, or the Dealer Manager makes any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the purchase price or purchase prices at which you will tender them. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the tender offer. You should discuss whether to tender your shares with your broker or other financial or tax advisors.

        Our directors and executive officers have advised us that they will not tender any shares in the tender offer. See Section 11 of this Offer to Purchase.

        Certain Effects of the Tender Offer.    Stockholders who do not tender their shares pursuant to the tender offer and stockholders who otherwise retain an equity interest in United Online as a return of a partial tender of shares, proration or conditional tender for which the condition is not satisfied will continue to be owners of United Online and will realize a proportionate increase in their relative equity interest in United Online and thus in United Online's future results of operations, and will bear the attendant risks and rewards associated with owning the equity securities of United Online, including risks from United Online's purchase of shares. United Online believes the tender offer, if completed, will be accretive to earnings per share, at least in the near term, due to the decreased number of shares outstanding. See Section 10 of this Offer to Purchase.

        Stockholders may be able to sell non-tendered shares in the future on The Nasdaq National Market or otherwise, at a net price significantly higher or lower than the purchase price in the tender offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell his or her shares in the future, which may be higher or lower than the purchase price paid by us in the tender offer.

        We do not currently have any indebtedness. As a result of the indebtedness expected to be incurred in connection with the tender offer we will have a substantial amount of indebtedness. Our level of indebtedness following consummation of the tender offer could have certain material adverse effects on us, including, but not limited to, the following:

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  our ability to obtain additional financing in the future for acquisitions, working capital, capital expenditures, and general corporate or other purposes could be impaired, or any such financing may not be available on terms favorable to us;

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  our ability to fund acquisitions, working capital, capital expenditures or other purposes;

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  any substantial decrease in net operating cash flows or any substantial increase in expenses could make it difficult for us to meet our debt service requirements or force us to modify our operations or sell assets;

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  our ability to withstand competitive pressures may be decreased;

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  a substantial portion of our cash flow from operations will be dedicated to the repayment of our indebtedness and will not be available for other purposes;

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  there would be a material adverse effect on our business and financial condition if we were unable to service our indebtedness or obtain additional financing, as needed; and

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  our level of indebtedness may make us more vulnerable to economic downturns, and reduce our flexibility in responding to changing business, regulatory and economic conditions.

        We have no plans or arrangements to refinance or repay the loans under the term loan facility other than in accordance with its terms, which we are currently negotiating. We currently intend to repay amounts borrowed under the term loan facility which we are currently negotiating from available cash flow from time to time. We believe that cash generated from operations will be sufficient to repay the loans under the term loan facility in accordance with its terms, which we are currently negotiating. However, our actual experience may differ from our expectations and there can be no assurance that our action in utilizing a portion of our capital in this manner will not adversely affect our ability to operate profitably or absorb possible losses in future periods. See "Forward-Looking Statements" in this Offer to Purchase.

        Our purchase of shares in the tender offer will reduce our "public float," which is the number of shares owned by stockholders that are not our affiliates and available for trading in the securities markets, and is likely to reduce the number of our stockholders. This may reduce the volume of trading in our shares and make it more difficult to buy or sell significant amounts of our shares without materially affecting the market price. Nonetheless, we anticipate that there will be a sufficient number of shares outstanding and publicly traded following consummation of the tender offer to ensure a continued trading market for the shares. Based upon published guidelines of The Nasdaq National Market, we do not believe that our purchase of shares in the tender offer will cause our remaining shares to cease to be authorized to be quoted on The Nasdaq National Market.

        Our shares are registered under the Exchange Act, which requires, among other things, that we furnish information to our stockholders and to the SEC and comply with the SEC's proxy rules in connection with meetings of our stockholders. The tender offer is conditioned upon our having determined that the consummation of the tender offer and the purchase of shares will not cause our common stock to stop being subject to the periodic reporting requirements of the Exchange Act. See Section 7 of this Offer to Purchase.

        Our shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the shares as collateral. We believe that, following the purchase of our shares pursuant to the tender offer, the shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin rules and regulations.

        Except as disclosed in this Offer to Purchase, we currently have no plans, proposals or negotiations underway that relate to or would result in:

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  any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

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  any purchase, sale or transfer of an amount of our assets or any of our subsidiaries' assets which is material to us and our subsidiaries, taken as a whole;

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  any material change in our present Board of Directors or management or any plans or proposals to change the number or the terms of directors (although we may fill vacancies, if any, arising on the Board) or to change any material term of the employment contract of any executive officer;

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  any material change in our present dividend policy, our capitalization, corporate structure or business;

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  any class of our equity securities ceasing to be authorized to be quoted on The Nasdaq National Market;

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  the acquisition or disposition by any person of our securities; or

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  any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition or control of us.

See Section 8, Section 9, Section 10 and Section 11 of this Offer to Purchase.

        The shares that we acquire pursuant to the tender offer will be retired in accordance with the Delaware General Corporation Law.

3.     Procedures for Tendering Shares.

        Proper Tender of Shares.    For shares to be tendered pursuant to the tender offer, (1) the certificates for such shares (or confirmation of receipt of such shares pursuant to the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), including any required signature guarantees, or an "Agent's Message" (as defined below), and any other documents required by the Letter of Transmittal, must be received before 12:00 midnight, New York City time, on the expiration date by the Depositary at its address set forth on the back cover of this Offer to Purchase or (2) the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

        In accordance with Instruction 5 of the Letter of Transmittal, stockholders desiring to tender shares under the tender offer, must either (1) check the box in the section entitled "Shares Tendered At Price Determined Under The Tender Offer" or (2) check one of the boxes in the section entitled "Shares Tendered At Price Determined By Stockholder," indicating the price at which shares are being tendered. Stockholders who desire to tender shares at more than one price, must complete a separate Letter of Transmittal for each price at which shares are tendered, provided that the same shares cannot be tendered (unless properly withdrawn previously in accordance with Section 4 of this Offer to Purchase) at more than one price. To tender shares properly, one and only one of the two boxes must be checked as described above in the Letter of Transmittal.

        If tendering stockholders wish to maximize the chance that we will purchase their shares, they should check the box in the section entitled "Shares Tendered At Price Determined Under The Tender Offer" in the Letter of Transmittal. Note that this election may have the effect of lowering the purchase price and could result in the tendered shares being purchased at the minimum price of $9.00 per share or lower if we amend the purchase price and the tendering stockholder does not withdraw previously tendered shares.

        If tendering stockholders wish to indicate a specific price (in multiples of $0.25) at which their shares are being tendered, they must check the appropriate box in the section entitled "Shares Tendered At Price Determined By Stockholder" in the section captioned "Price (In Dollars) Per Share At Which Shares Are Being Tendered" in the Letter of Transmittal. Tendering stockholders should be aware that this election could mean that none of their shares will be purchased if they check a box other than the box representing the price at or below the purchase price.

        In addition, "odd lot holders" who tender all of their shares must complete the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to "odd lot holders" as set forth in Section 1 of this Offer to Purchase.

        Stockholders holding their shares through a broker, dealer, commercial bank, trust company or other nominee must contact the nominee in order to tender their shares. Stockholders who hold shares through nominees are urged to consult their nominees to determine whether transaction costs may apply if stockholders tender shares through the nominees and not directly to the Depositary. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely to have an earlier deadline for you to act to instruct them to accept the tender offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company, or other nominee to find out their applicable deadline.

        Stockholders may tender shares subject to the condition that all, or a specified minimum number of shares, be purchased. Any stockholder desiring to make such a conditional tender should so indicate in the Section entitled "Conditional Tender" in the Letter of Transmittal or, if applicable, the Notice of Guaranteed Delivery. It is the tendering stockholder's responsibility to determine the minimum number of shares to be purchased. Stockholders should consult their own financial and tax advisors with respect to the effect of proration of the tender offer and the advisability of making a conditional tender. See Section 6 and Section 13 of this Offer to Purchase.

        Signature Guarantees.    No signature guarantee is required if:

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  the Letter of Transmittal is signed by the registered holder of the shares (which term, for purposes of this Section 3 of this Offer to Purchase, will include any participant in the Book-Entry Transfer Facility whose name appears on a security position listing as the owner of the shares) tendered and such holder has not completed either the section entitled "Special Payment Instructions" or the section entitled "Special Delivery Instructions" in the Letter of Transmittal; or

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  shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or an "eligible guarantor institution," as the term is defined in Rule 17Ad-15 under the Exchange Act, each of the foregoing constituting an "Eligible Institution." See Instruction 1 of the Letter of Transmittal.

        If a certificate for shares is registered in the name of a person other than the person executing the Letter of Transmittal, or if payment is to be made, or shares not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

        Payment for shares tendered and accepted for payment pursuant to the tender offer will be made only after timely receipt by the Depositary of:

  •
  one of (a) certificates for the shares or (b) a timely confirmation of the book-entry transfer of the shares into the Depositary's account at the Book-Entry Transfer Facility as described below;

  •
  one of (a) a properly completed and duly executed Letter of Transmittal or a manually signed facsimile thereof, including any required signature guarantees or (b) an Agent's Message (as defined below) in the case of a book-entry transfer; and

  •
  any other documents required by the Letter of Transmittal.

        Method of Delivery.    The method of delivery of all documents, including certificates for shares, the Letter of Transmittal and any other required documents, is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        All deliveries in connection with the tender offer, including a Letter of Transmittal and certificates for shares, must be made to the Depositary and not to us, the Dealer Manager or the Book-Entry Transfer Facility. Any documents delivered to us, the Dealer Manager or the

Book-Entry Transfer Facility will not be forwarded to the Depositary and therefore will not be deemed to be properly tendered.

        Book-Entry Delivery.    The Depositary will establish an account with respect to the shares for purposes of the tender offer at the Book-Entry Transfer Facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the shares by means of a book-entry transfer by causing the Book-Entry Transfer Facility to transfer shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for transfer. Although delivery of shares may be effected through a book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, either (1) a properly completed and duly executed Letter of Transmittal or a manually signed facsimile thereof, including any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase before the expiration date or (2) the guaranteed delivery procedure described below must be followed. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

        The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the participant.

        Guaranteed Delivery.    If a stockholder desires to tender shares under the tender offer and the stockholder's share certificates are not immediately available or cannot be delivered to the Depositary before the expiration date, or the procedure for book-entry transfer cannot be completed before the expiration date, or if time will not permit all required documents to reach the Depositary before the expiration date, the shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

  •
  the tender is made by or through an Eligible Institution;

  •
  the Depositary receives by hand, mail, overnight courier, telegram or facsimile transmission, before the expiration date, a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided with this document, specifying the price at which shares are being tendered, including (where required) a signature guarantee by an eligible guarantor institution in the form set forth in such Notice of Guaranteed Delivery; and

  •
  the certificates for all tendered shares, in proper form for transfer, or confirmation of a book-entry transfer of shares into the Depositary's account at the Book-Entry Transfer Facility, together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, including any required signature guarantees, or an Agent's Message, and any other documents required by the Letter of Transmittal, are received by the Depositary within three business days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

        Tendering Stockholder's Representation and Warranty; Our Acceptance Constitutes an Agreement.    A tender of our common stock pursuant to any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the tender offer, as well as the tendering stockholder's representation and warranty to us that

(1) the stockholder has a "net long position," within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the common stock, or equivalent securities at least equal to the common stock, being tendered, and (2) the tender of common stock complies with Rule 14e-4.

        It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender common stock for that person's own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot (including any extensions thereof), the person so tendering (1) has a net long position equal to or greater than the amount of common stock tendered in (a) common stock or (b) other securities convertible into or exchangeable or exercisable for common stock and, upon acceptance of the tender, will acquire the common stock by conversion, exchange or exercise and (2) will deliver or cause to be delivered the common stock in accordance with the terms of the tender offer. Rule 14e-4 provides a similar restriction applicable to a tender on behalf of another person. Our acceptance for payment of common stock tendered pursuant to the tender offer will constitute a binding agreement between the tendering stockholder and us on the terms and subject to the conditions of the tender offer.

        Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.    All questions as to the number of shares to be accepted, the purchase price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any shares that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the tender offer prior to the expiration date, or any defect or irregularity in any tender with respect to any particular shares or any particular stockholder, and our interpretation of the terms of the tender offer will be final and binding on all parties. In the event a condition is waived with respect to any particular stockholder, the same condition will be waived with respect to all stockholders. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. We will not be liable for failure to waive any condition of the tender offer, or any defect or irregularity in any tender of shares. Neither we nor the Dealer Manager, the Depositary or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of the foregoing incur any liability for failure to give any such notification.

        Return of Unpurchased Shares.    If any tendered shares are not purchased under the tender offer or are properly withdrawn before the expiration date, or if less than all shares evidenced by a stockholder's certificates are tendered, we will return certificates for unpurchased shares promptly after the expiration or termination of the tender offer or, in the case of shares tendered by book-entry transfer at the Book-Entry Transfer Facility, the shares will be credited to the appropriate account maintained by the tendering stockholder at the Book-Entry Transfer Facility, in each case without expense to the stockholder.

        Lost or Destroyed Certificates.    Stockholders whose certificates for part or all of their shares have been lost, destroyed or stolen may contact U.S. Stock Transfer Corporation, the Depositary and transfer agent for our shares, at the address set forth on the back cover of this Offer to Purchase for instructions to obtain a replacement certificate. That certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond may be required to be posted by the stockholder to secure against the risk that the certificates may be subsequently recirculated. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed. Stockholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation.

        Certificates for shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us or the Dealer Manager. Any certificates delivered to us or the Dealer Manager will not be forwarded to the Depositary and will not be deemed to be properly tendered.

4.     Withdrawal Rights.

        Except as otherwise provided in this Section 4 of this Offer to Purchase, tenders of shares pursuant to the tender offer are irrevocable. Shares tendered pursuant to the tender offer may be withdrawn at any time before the expiration date and, unless theretofore accepted for payment by us under the tender offer, may also be withdrawn at any time after 12:00 midnight, New York City time, on January 4, 2005.

        For a withdrawal to be effective, a notice of withdrawal must:

  •
  be in written form, specifying the name of the tendering stockholder, the number of shares to be withdrawn and the name of the registered holder of the shares, and

  •
  must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase.

        If the certificates for shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates for shares to be withdrawn and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of shares tendered for the account of an Eligible Institution). If shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase, the notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares and must otherwise comply with the Book-Entry Transfer Facility's procedures.

        We will determine all questions as to the form and validity, including the time of receipt, of any notice of withdrawal, in our sole discretion, which determination will be final and binding on all parties. Neither we nor the Dealer Manager, or the Depositary or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of the foregoing incur liability for failure to give any such notification.

        Withdrawals may not be rescinded, and any shares properly withdrawn will be deemed not properly tendered for purposes of the tender offer. However, withdrawn shares may be re-tendered before the expiration date by again following one of the procedures described in Section 3 of this Offer to Purchase.

        If we extend the tender offer, are delayed in our purchase of shares or are unable to purchase shares pursuant to the tender offer for any reason, then, without prejudice to our rights under the tender offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and the shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4 of this Offer to Purchase.

        Our reservation of the right to delay payment for shares that we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the tender offer.

5.     Purchase of Shares and Payment of Purchase Price.

        On the terms and subject to the conditions of the tender offer, promptly following the expiration date, we will:

  •
  determine the purchase price we will pay for shares properly tendered and not properly withdrawn, taking into account the number of shares so tendered and the prices specified by tendering stockholders; and

  •
  accept for payment and pay for (and thereby purchase) up to 16,666,666 shares (or such greater number of shares as we may elect to purchase subject to applicable law) properly tendered at prices at or below the purchase price and not properly withdrawn, provided that the aggregate purchase price will not exceed $150,000,000.

        For purposes of the tender offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the "odd lot" priority, proration and conditional tender provisions of the tender offer, shares that are properly tendered at or below the purchase price and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the tender offer.

        On the terms and subject to the conditions of the tender offer, promptly after the expiration date, we will accept for purchase and pay a single per share purchase price for all of the shares accepted for payment pursuant to the tender offer. In all cases, payment for shares tendered and accepted for payment pursuant to the tender offer will be made promptly, subject to possible delay due to proration, but only after timely receipt by the Depositary of:

  •
  certificates for shares or a timely confirmation of a book-entry transfer of shares into the Depositary's account at the Book-Entry Transfer Facility;

  •
  a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) or an Agent's Message in the case of book-entry transfer; and

  •
  any other documents required by the Letter of Transmittal.

        We will pay for shares purchased pursuant to the tender offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

        In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the expiration date. However, we do not expect to be able to announce the final results of any proration and commence payment for shares purchased until approximately five business days after the expiration date. Certificates for all shares tendered and not purchased, including all shares tendered at prices in excess of the purchase price and shares not purchased due to proration or conditional tenders, will be returned, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who delivered the shares, to the tendering stockholder promptly after the expiration or termination of the tender offer at our expense. Under no circumstances will we pay interest on the purchase price, including, but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the tender offer. See Section 7 of this Offer to Purchase.

        We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the tender offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the tender offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Instruction 8 of the Letter of Transmittal.

        Any tendering United States holder or other payee who fails to complete, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal (or other applicable IRS form) may be subject to United States federal income tax backup withholding in respect of the gross proceeds paid to the United States Holder or other payee pursuant to the tender offer, unless such holder establishes that such holder is within the class of persons that is exempt from backup withholding (such as, among others, all corporations and certain Non-United States Holders). In order for a Non-United States Holder to qualify as an exempt recipient and, therefore, not be subject to backup withholding, that Holder must submit an IRS Form W-8BEN or other applicable form, signed under penalties of perjury, attesting to that holder's exempt status. Even if a Non-United States Holder has provided the required certification to avoid backup withholding, the Depositary will withhold United States federal income taxes at a rate of 30% of the gross payment payable to a Non-United States Holder or his, her, or its agent unless the Depositary determines that an exemption from, or a reduced rate of, withholding tax is available. Holders are urged to consult their tax advisors regarding the applicability of backup withholding to them and the availability of any exemption from backup withholding as well as the procedures for obtaining such an exemption, and the refund procedure. See Section 13 of this Offer to Purchase.

6.     Conditional Tender of Shares.

        Subject to the exception for "odd lot holders," in the event of an over-subscription of the tender offer, shares tendered at or below the purchase price prior to the expiration date will be subject to proration. See Section 1 of this Offer to Purchase. As discussed in Section 13 of this Offer to Purchase, the number of shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder's decision whether to tender. Accordingly, a stockholder may tender shares subject to the condition that a specified minimum number of the stockholder's shares tendered pursuant to a Letter of Transmittal must be purchased if any shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the section entitled "Conditional Tender" in the Letter of Transmittal or, if applicable, the Notice of Guaranteed Delivery. We urge each stockholder to consult with his or her own financial or tax advisors with respect to the advisability of making a conditional tender.

        Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After the tender offer expires, if (i) more than 16,666,666 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, or (ii) the aggregate purchase price for such shares would exceed $150,000,000, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any stockholder below the minimum number specified, the conditional tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a stockholder subject to a conditional tender pursuant to the Letter of Transmittal or, if applicable, the Notice of Guaranteed Delivery and regarded as withdrawn as a result of proration will be returned promptly after the expiration date at our expense.

        After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of shares to be purchased to fall below the maximum number of shares that we otherwise would have been able to purchase then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase that number of shares that we otherwise would have been able to purchase, subject to the maximum aggregate purchase price of $150,000,000. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased.

7.     Conditions of the Tender Offer.

        Notwithstanding any other provision of the tender offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the tender offer or may postpone the acceptance for payment of or the payment for shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after the commencement of the tender offer and before the expiration of the tender offer any of the following conditions have not been satisfied or, any of the following events have occurred (or have been determined by us to have occurred), as the case may be, that, in our reasonable judgment and regardless of the circumstances giving rise to the condition not having been satisfied, event or events, makes it inadvisable to proceed with the tender offer or with acceptance for payment:

  •
  if we are or will be unable on or prior to the expiration date to obtain financing on terms and conditions satisfactory to us, which will be sufficient to purchase the shares pursuant to the tender offer and to pay the related fees and expenses;

  •
  if the Classmates acquisition has not been consummated;

  •
  there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly

  •
  challenges the making of the tender offer, the acquisition of some or all of the shares under the tender offer or otherwise relates in any manner to the tender offer, or

  •
  in United Online's reasonable judgment, could materially and adversely affect the business, condition (financial or other), assets, income, operations or prospects of United Online or any of its subsidiaries, or otherwise materially impair in any way the contemplated future conduct of the business of United Online or any of its subsidiaries or materially impair the contemplated benefits of the tender offer to United Online;

  •
  there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the tender offer or United Online or any of its subsidiaries, by any court or any authority, agency or tribunal that, in United Online's reasonable judgment, would or might, directly or indirectly,

  •
  make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit completion of the tender offer,

  •
  delay or restrict the ability of United Online, or render United Online unable, to accept for payment or pay for some or all of the shares,

  •
  materially impair the contemplated benefits of the tender offer to United Online, or

  •
  materially and adversely affect the business, condition (financial or other), income, operations or prospects of United Online and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of United Online or any of its subsidiaries;

  •
  there shall have occurred

  •
  any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States,

  •
  the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

  •
  the commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, including but not limited to an act of terrorism,

  •
  any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event, or any disruption or adverse change in the financial or capital markets generally or the market for loan syndications in particular, that, in United Online's reasonable judgment, might affect the extension of credit by banks or other lending institutions in the United States,

  •
  any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the reasonable judgment of United Online, have a material adverse effect on the business, condition (financial or other), assets, income, operations or prospects of United Online and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of United Online or any of its subsidiaries, the trading in the shares, or on the proposed financing of the offer,

  •
  in the case of any of the foregoing existing at the time of the commencement of the tender offer, a material acceleration or worsening thereof,

  •
  any decline in the market price of the shares, the Dow Jones Industrial Average, the Standard and Poor's Index of 500 Industrial Companies, the New York Stock Exchange or the Nasdaq National Market Composite Index by a material amount (including, without limitation, an amount greater than 10%) from the close of trading on November 2, 2004, or

  •
  a tender offer or exchange offer for any or all of the shares (other than this tender offer), or any merger, business combination or other similar transaction with or involving United Online or any of its subsidiaries or affiliates (other than as described in this Offer to Purchase), shall have been proposed, announced or made by any person;

  •
  any of the following shall have occurred

  •
  any "group" (as that term is used in Section 13(d)(3) of the Exchange Act) shall have been formed that shall own or have acquired or proposed to acquire, or any entity or individual shall have acquired or proposed to acquire, beneficial ownership of more than 5% of the outstanding shares,

  •
  any entity, group or person who has filed a Schedule 13D or Schedule 13G with the Securities and Exchange Commission before November 3, 2004 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares, or

  •
  any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire United Online or any of its subsidiaries or any of their respective assets or securities;

  •
  any change or combination of changes shall have occurred or been threatened in the business, condition (financial or otherwise), assets, income, operations, or prospects of United Online or any of its subsidiaries, taken as a whole, that in United Online's reasonable judgment is or may reasonably be likely to be material and adverse to United Online or any of its subsidiaries or that otherwise materially impairs in any way the contemplated future conduct of the business of United Online or any of its subsidiaries;

  •
  any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the tender offer shall not have been obtained on terms satisfactory to United Online in its reasonable judgment; or

  •
  United Online reasonably determines that the completion of the tender offer and the purchase of the shares may:

  •
  cause the shares to be held of record by fewer than 300 persons, or

  •
  cause the shares to be delisted from The Nasdaq National Market or to be eligible for deregistration under the Exchange Act.

        The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the expiration date of the tender offer. Any determination by us concerning the events described above will be final and binding on all parties. All conditions must be satisfied or waived prior to the expiration of the tender offer.

8.     Price Range of Shares.

        Our common stock is listed and traded on The Nasdaq National Market under the trading symbol "UNTD." The following table sets forth, for the fiscal quarters indicated, the high and low reported sale prices of our common stock on The Nasdaq National Market. We have not paid any cash dividends on our common stock to date. Prices have been adjusted to reflect the 3-for-2 stock dividend that occurred on October 31, 2003.

	High	Low
2002
First Quarter	$5.83	$2.67
Second Quarter	8.47	5.12
Third Quarter	9.19	4.75
Fourth Quarter	11.69	6.01
2003
First Quarter	$12.77	$8.47
Second Quarter	18.57	11.41
Third Quarter	29.09	16.59
Fourth Quarter	24.10	15.71
2004
First Quarter	$20.97	14.93
Second Quarter	20.75	15.76
Third Quarter	17.47	8.59
Fourth Quarter (through November 3, 2004)	10.64	9.10

        We publicly announced the tender offer on November 3, 2004, before the opening of trading on The Nasdaq National Market on that date. On November 2, 2003, the last trading day prior to the announcement of the tender offer, the reported closing price of the shares on The Nasdaq National Market was $9.28 per share. On November 3, 2004, the last trading day prior to the commencement of the tender offer, the reported closing price of the shares on The Nasdaq National Market was $10.24 per share. Stockholders are urged to obtain current market quotations for our common stock.

        Rights Agreement.    On November 15, 2001, United Online entered into Rights Agreement with U.S. Stock Transfer Corporation, as Rights Agent (as amended, the "Rights Agreement"), concurrently with the declaration by the Board of Directors of a dividend of one preferred share purchase right for each outstanding share of its common stock. The dividend was paid on November 26, 2001 to the stockholders of record at the close of business on that date. Each right entitles the registered holder to purchase from United Online one unit consisting of one one-thousandth of a share of its Series A junior participating preferred stock at a price of $25 per unit. On April 29, 2003, the Board of Directors voted to amend the purchase price per unit from $25 to $140. The rights generally will be exercisable only if a person or group acquires beneficial ownership of 15% or more of United Online's common stock or announces a tender or exchange offer which results in a person owning 15% or more of United Online's common stock. United Online generally will be entitled to redeem the rights at $0.0007 per right at any time until 10 days after a public announcement that a 15% position in United Online's common stock has been acquired or that a tender or exchange offer which would result in a person owning 15% or more of United Online's common stock has commenced. The rights expire on November 26, 2011. The foregoing description of the rights is qualified in its entirety by reference to the Rights Agreement, a copy of which has been filed as Exhibit 4 to Form 8-K filed by United Online on November 23, 2001 with the SEC, as amended by Amendment No. 1 to the Rights Agreement, a copy of which has been filed as Exhibit 4.2 to Form 10-Q filed by United Online on May 1, 2003 with the SEC. Such reports and exhibits may be obtained from the SEC in the manner provided in Section 10 of this Offer to Purchase.

9.     Source and Amount of Funds.

        Source and Amount of Funds.    Assuming the maximum aggregate purchase is $150,000,000, we expect approximately $154,000,000 will be required to purchase such shares and to pay fees and expenses related to the tender offer. See Section 10 and Section 11 of this Offer to Purchase. We intend to obtain approximately $150,000,000 of the approximately $154,000,000 of funds required to purchase shares pursuant to the tender offer and to pay related fees and expenses through a term loan facility which we are currently negotiating. The balance of the funds required to purchase shares in the tender offer and to pay related fees and expenses will be funded from excess cash on hand. As discussed in Section 7 of this Offer to Purchase, in addition to the other conditions described in this Offer to Purchase, the tender offer is conditioned upon our having obtained financing on terms and conditions satisfactory to us, which will be sufficient to purchase shares pursuant to the tender offer. We do not currently have alternative financing plans.

10.  Certain Information Concerning United Online.

        Company Overview.    We are a leading provider of consumer Internet subscription services through a number of brands, including NetZero and Juno. Our pay services include dial-up Internet access, accelerated dial-up services, premium email, and personal Web hosting and domain name registration services. We also offer consumers free Internet access, Web email and Web hosting. Our access services are available in more than 8,000 cities across the United States and in Canada. In addition, we offer marketers numerous online advertising products as well as online market research and measurement services.

        We commenced operations in September 2001, following the merger of NetZero and Juno into two of our wholly-owned subsidiaries (the "merger"). The merger was accounted for under the purchase method of accounting for business combinations as an acquisition of Juno by NetZero, which is considered the predecessor company to United Online.

        Our principal executive offices are located at 21301 Burbank Boulevard, Woodland Hills, California 91367. Our telephone number is (818) 287-3000.

        Classmates Acquisition.    On October 23, 2004, we signed the Merger Agreement to acquire Classmates for approximately $128 million in cash. We anticipate that Classmates will have a cash balance of approximately $28 million at the time the Classmates acquisition closes. Classmates operates Classmates.com, connecting millions of members throughout the U.S. and Canada with friends and acquaintances from school, work and the military. The closing of the proposed acquisition is subject to the fulfillment of a number of customary conditions, including regulatory approval. Subject to the satisfaction of the closing conditions, we currently anticipate that the Classmates acquisition will be consummated on or before December 3, 2004. The foregoing description of the Classmates acquisition is qualified in its entirety by reference to a copy of the Merger Agreement, a copy of which has been filed as an Exhibit to Form 8-K filed by United Online on November 4, 2004 with the SEC. Such Form 8-K also includes certain financial statements of Classmates. Such report and exhibits may be obtained from the SEC in the manner provided below.

UNITED ONLINE, INC.
INDEX TO UNAUDITED PRO FORMA
CONSOLIDATED FINANCIAL INFORMATION

UNITED ONLINE, INC.
INTRODUCTORY NOTE REGARDING THE UNAUDITED
PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

        The Company is offering to purchase up to 16,666,666 shares of its outstanding common stock and the associated preferred stock purchase rights, or, if the aggregate purchase price for such shares would exceed $150 million, the number of whole shares equal to $150 million divided by the per share purchase price. The Company will determine a single price per share, not greater than $10.50 nor less than $9.00 per share, that it will pay for the tendered shares. Assuming the Company purchases shares at the completion of the tender offer for the maximum aggregate purchase price of $150 million, we expect approximately $154 million will be required to purchase such shares and pay related fees and expenses. We intend to obtain approximately $150 million of the approximately $154 million through a term loan facility, which is currently being negotiated. The balance of the funds required to pay related fees and expenses will be funded from existing cash on hand. Depending upon the purchase price per share and assuming the tender offer is completed, the Company would purchase between 14.3 million and 16.7 million shares, or approximately 24% to 27% of the Company's outstanding shares. Based upon discussions to date, the Company believes an annual variable interest rate of LIBOR plus 3 1/2% (approximately 5.7% at November 3, 2004) with a term of four years is a reasonable estimate of the terms of the term loan facility.

        On October 23, 2004, the Company signed the Merger Agreement to acquire Classmates (see Note j in Notes to Unaudited Pro Forma Consolidated Financial Information). The purchase consideration for Classmates is allocated based on the estimated fair value of Classmates' net assets to be acquired and the excess of cost over the fair value of Classmates' net tangible assets acquired will be allocated to goodwill and identifiable intangible assets. Based on a preliminary analysis, identifiable, definite-lived intangible assets will be amortized on a straight-line basis over estimated lives ranging from 3.5 to 10 years. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets, goodwill and indefinite-lived intangibles will not be amortized but will be reviewed for impairment on an annual basis and between annual tests if an event occurs or circumstances change such that an interim review is necessary. These allocations may change when the Company completes its final analysis of the fair values of Classmates' net assets. The impact of the allocation of purchase price to goodwill and other identifiable intangible assets could be material to the Company's future operating results.

        The unaudited pro forma consolidated balance sheet as of September 30, 2004 gives effect to the term loan facility, the tender offer and the acquisition of Classmates as if they had occurred on September 30, 2004 and combines the historical unaudited consolidated balance sheets of United Online and Classmates.

        The unaudited pro forma consolidated statements of operations for the year ended December 31, 2003 and the nine months ended September 30, 2004 give effect to the term loan facility, the tender offer and the acquisition of Classmates as if they had occurred on January 1, 2003. The unaudited pro forma consolidated statement of operations for the year ended December 31, 2003 was prepared based on the unaudited consolidated statement of operations for the six months ended June 30, 2003 for United Online, the audited consolidated statement of operations for the six months ended December 31, 2003 for United Online and the audited consolidated statement of operations for the year ended December 31, 2003 for Classmates. The unaudited pro forma consolidated statement of operations for the nine months ended September 30, 2004 was prepared based on the unaudited consolidated statements of operations for the nine months ended September 30, 2004 for United Online and Classmates.

        The unaudited pro forma consolidated financial information is based on estimates and assumptions set forth in the notes to these statements. These estimates and assumptions are preliminary and have been made solely for purposes of developing this pro forma information. Unaudited pro forma consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the consolidated financial position or results of operations of future periods or the results that actually would have been realized had these transactions occurred on the dates indicated above. This unaudited pro forma consolidated financial information is based upon the respective historical consolidated financial statements of United Online and Classmates and related notes to those statements included elsewhere in this document and should be read in conjunction with those statements and the related notes. Certain reclassifications have been made to conform Classmates' historical financial statements to the presentation of United Online's historical financial statements.

UNITED ONLINE, INC.
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
AT SEPTEMBER 30, 2004
(in thousands, except per share amounts)

	United Online	Adjustments (Term Loan & Tender Offer)		Pro Forma Subtotal	Classmates	Adjustments (Acquisition of Classmates)		Pro Forma
Assets
Current assets:
Cash and cash equivalents	$63,406	$150,000	(a)	$63,056	$27,782	$139,239	(h)	$105,195
		(150,000)	(b)			(124,882)	(j)
		(350)	(g)
Short-term investments	139,239			139,239	—	(139,239)	(h)	—
Restricted cash	—			—	225			225
Accounts receivable, net	13,414			13,414	3,377			16,791
Deferred tax assets, net	10,255			10,255	3,588	5,092	(j)	18,935
Other current assets	12,739	38	(g)	12,777	1,657			14,434

Total current assets	239,053	(312)		238,741	36,629	(119,790)		155,580

Property and equipment, net	18,763			18,763	10,319	5,800	(j)	34,882
Restricted cash	—			—	750			750
Deferred tax assets, net	917			917	—			917
Goodwill	17,029			17,029	112	57,943	(j)	75,084
Intangible assets, net	24,700			24,700	678	70,800	(j)	96,178
Other assets	800	2,800	(c)	3,912	243			4,155
		312	(g)

Total assets	$301,262	$2,800		$304,062	$48,731	$14,753		$367,546

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$38,762	$2,800	(c)	$43,062	$606	$1,250	(j)	$44,918
		1,500	(d)
Accrued liabilities	16,952			16,952	6,003			22,955
Deferred revenue	28,231			28,231	25,757			53,988
Deferred tax liabilities	—			—	376	4,745	(j)	5,121
Term loan	—	35,000	(a)	35,000	—			35,000
Capital leases	—			—	848			848

Total current liabilities	83,945	39,300		123,245	33,590	5,995		162,830

Deferred revenue	—			—	671			671
Capital leases	—			—	759			759
Deferred tax liabilities	—			—	996	17,815	(j)	18,811
Term loan	—	115,000	(a)	115,000	—			115,000
Other liabilities	1,189			1,189	283			1,472

Total liabilities	85,134	154,300		239,434	36,299	23,810		299,543

Stockholders' equity:
Preferred stock	—			—	18,566	(18,566	)(j)	—
Common stock	6	(2)	(b)	4	3,536	(3,536	)(j)	4
Additional paid-in capital	487,094	(149,998	)(b)	335,596	—	5,108	(j)	340,704
		(1,500	)(d)
Deferred stock-based compensation	(9,540)			(9,540)	(101)	101 (1,733	(j) )(j)	(11,273)
Accumulated other comprehensive income	335			335	—			335
Accumulated deficit	(261,767)			(261,767)	(9,569)	9,569	(j)	(261,767)

Total stockholders' equity	216,128	(151,500)		64,628	12,432	(9,057)		68,003

Total liabilities and stockholders' equity	$301,262	$2,800		$304,062	$48,731	$14,753		$367,546

Book value per share (repurchases at $9 per share)								$1.55

Book value per share (repurchases at $10.50 per share)								$1.47

UNITED ONLINE, INC.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2003
(in thousands, except per share amounts)

	United Online	Adjustments (Term Loan & Tender Offer at $9.00 per share)		Pro Forma Subtotal	Classmates	Adjustments (Acquisition of Classmates)		Pro Forma
Revenues:
Billable services	$306,086			$306,086	$61,338			$367,424
Advertising and commerce	33,079			33,079	16,883	256	(o)	50,218
Other				—	256	(256)	(o)	—

Total revenues	339,165	—		339,165	78,477	—		417,642

Operating expenses:
Cost of billable services	92,785			92,785		39	(k)	98,213
						725	(m)
						2,173	(p)
						1,352	(r)
						619	(s)
						520	(t)
Cost of free services	9,659			9,659		130	(k)	20,367
						1,208	(m)
						5,084	(r)
						2,329	(s)
						1,957	(t)
Sales and marketing	120,619			120,619	36,298	508	(k)	151,936
						(2,196)	(p)
						(996)	(q)
						(2,647)	(s)
						350	(v)
Product development	21,881			21,881		430	(k)	27,870
						5,270	(s)
						289	(t)
General and administrative	29,087			29,087	21,371	195	(k)	41,758
						23	(p)
						996	(q)
						(6,436)	(r)
						(5,571)	(s)
						2,443	(t)
						(350)	(v)
Amortization of intangible assets	15,856			15,856		9,924	(l)	25,786
						6	(u)
Depreciation and amortization	—			—	5,215	(5,209)	(t)	—
						(6)	(u)
Restructuring charges	(215)			(215)	—			(215)

Total operating expenses	289,672	—		289,672	62,884	13,159		365,715

Operating income	49,493	—		49,493	15,593	(13,159)		51,927
Interest and other income, net	4,679			4,679	280	(2,726)	(i)	2,233
Interest expense	(43)	(700)	(e)	(8,473)	(153)			(8,626)
		(7,730)	(f)

Income before income taxes	54,129	(8,430)		45,699	15,720	(15,885)		45,534
Provision (benefit) for income taxes	(754)	(285)	(e)	(4,185)	5,224	(1,059)	(i)	(4,341)
		(3,146)	(f)			(172)	(k)
						(3,473)	(l)
						(676)	(m)

Net income	$54,883	$(4,999)		$49,884	$10,496	$(10,505)		$49,875

Net income per share—basic	$0.87			$1.07				$1.07

Net income per share—diluted	$0.80			$0.96				$0.95

Shares used to calculate basic net income per share	63,369	(16,667)	(b)	46,702		—		46,702

Shares used to calculate diluted net income per share	68,752	(16,667)	(b)	52,085		308	(n)	52,393

UNITED ONLINE, INC.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2003
(in thousands, except per share amounts)

	United Online	Adjustments (Term Loan & Tender Offer at $10.50 per share)		Pro Forma Subtotal	Classmates	Adjustments (Acquisition of Classmates)		Pro Forma
Revenues:
Billable services	$306,086			$306,086	$61,338			$367,424
Advertising and commerce	33,079			33,079	16,883	256	(o)	50,218
Other				—	256	(256)	(o)	—

Total revenues	339,165	—		339,165	78,477	—		417,642

Operating expenses:
Cost of billable services	92,785			92,785		39	(k)	98,213
						725	(m)
						2,173	(p)
						1,352	(r)
						619	(s)
						520	(t)
Cost of free services	9,659			9,659		130	(k)	20,367
						1,208	(m)
						5,084	(r)
						2,329	(s)
						1,957	(t)
Sales and marketing	120,619			120,619	36,298	508	(k)	151,936
						(2,196)	(p)
						(996)	(q)
						(2,647)	(s)
						350	(v)
Product development	21,881			21,881		430	(k)	27,870
						5,270	(s)
						289	(t)
General and administrative	29,087			29,087	21,371	195	(k)	41,758
						23	(p)
						996	(q)
						(6,436)	(r)
						(5,571)	(s)
						2,443	(t)
						(350)	(v)
Amortization of intangible assets	15,856			15,856		9,924	(l)	25,786
						6	(u)
Depreciation and amortization	—			—	5,215	(5,209)	(t)	—
						(6)	(u)
Restructuring charges	(215)			(215)	—			(215)

Total operating expenses	289,672	—		289,672	62,884	13,159		365,715

Operating income	49,493	—		49,493	15,593	(13,159)		51,927
Interest and other income, net	4,679			4,679	280	(2,726)	(i)	2,233
Interest expense	(43)	(700)	(e)	(8,473)	(153)			(8,626)
		(7,730)	(f)

Income before income taxes	54,129	(8,430)		45,699	15,720	(15,885)		45,534
Provision (benefit) for income taxes	(754)	(285)	(e)	(4,185)	5,224	(1,059)	(i)	(4,341)
		(3,146)	(f)			(172)	(k)
						(3,473)	(l)
						(676)	(m)

Net income	$54,883	$(4,999)		$49,884	$10,496	$(10,505)		$49,875

Net income per share—basic	$0.87			$1.02				$1.02

Net income per share—diluted	$0.80			$0.92				$0.91

Shares used to calculate basic net income per share	63,369	(14,286)	(b)	49,083		—		49,083

Shares used to calculate diluted net income per share	68,752	(14,286)	(b)	54,466		308	(n)	54,774

UNITED ONLINE, INC.

COMPARATIVE UNAUDITED ACTUAL AND PRO FORMA CONSOLIDATED
STATEMENTS OF OPERATIONS
YEAR ENDED DECEMBER 31, 2003
(in thousands, except per share amounts)

		Pro Forma(1)
	Actual	Repurchase at $9.00 per share	Repurchase at $10.50 per share
Revenues:
Billable services	$306,086	$367,424	$367,424
Advertising and commerce	33,079	50,218	50,218

Total revenues	339,165	417,642	417,642

Operating expenses:
Cost of billable services	92,785	98,213	98,213
Cost of free services	9,659	20,367	20,367
Sales and marketing	120,619	151,936	151,936
Product development	21,881	27,870	27,870
General and administrative	29,087	41,758	41,758
Amortization of intangible assets	15,856	25,786	25,786
Restructuring charges	(215)	(215)	(215)

Total operating expenses	289,672	365,715	365,715

Operating income	49,493	51,927	51,927
Interest and other income, net	4,679	2,233	2,233
Interest expense	(43)	(8,626)	(8,626)

Income before income taxes	54,129	45,534	45,534
Benefit for income taxes	(754)	(4,341)	(4,341)

Net income	$54,883	$49,875	$49,875

Net income per share—basic	$0.87	$1.07	$1.02

Net income per share—diluted	$0.80	$0.95	$0.91

Shares used to calculate basic net income per share	63,369	46,702	49,083

Shares used to calculate diluted net income per share	68,752	52,393	54,774

(1)
Assumes the consummation of the Classmates acquisition.

UNITED ONLINE, INC.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
NINE MONTHS ENDED SEPTEMBER 30, 2004
(in thousands, except per share amounts)

	United Online	Adjustments (Term Loan & Tender Offer at $9.00 per share)		Pro Forma Subtotal	Classmates	Adjustments (Acquisition of Classmates)		Pro Forma
Revenues:
Billable services	$302,291			$302,291	$41,063			$343,354
Advertising and commerce	26,706			26,706	13,205	170	(o)	40,081
Other				—	170	(170	)(o)	—

Total revenues	328,997	—		328,997	54,438	—		383,435

Operating expenses:
Cost of billable services	71,887			71,887		9	(k)	75,804
						563	(m)
						1,465	(p)
						810	(r)
						497	(s)
						573	(t)
Cost of free services	4,919			4,919		29	(k)	12,956
						937	(m)
						3,044	(r)
						1,870	(s)
						2,157	(t)
Sales and marketing	131,274			131,274	30,639	113	(k)	156,338
						(1,480	)(p)
						(739	)(q)
						(3,469	)(s)
Product development	19,456			19,456		95	(k)	26,283
						6,070	(s)
						662	(t)
General and administrative	28,252			28,252	15,227	43	(k)	36,967
						15	(p)
						739	(q)
						(3,854	)(r)
						(4,968	)(s)
						1,513	(t)
Amortization of intangible assets	12,752			12,752		7,443	(l)	20,200
						5	(u)
Depreciation and amortization				—	4,910	(4,905	)(t)	—
						(5	)(u)

Total operating expenses	268,540	—		268,540	50,776	9,232		328,548

Operating income	60,457	—		60,457	3,662	(9,232)		54,887
Interest and other income, net	3,290			3,290	238	(1,833	)(i)	1,695
Interest expense		(525	)(e)	(5,208)	(57)			(5,265)
		(4,683	)(f)

Income before income taxes	63,747	(5,208)		58,539	3,843	(11,065)		51,317
Provision (benefit) for income taxes	26,456	(214	)(e)	24,336	1,616	(458	)(i)	21,873
		(1,906	)(f)			(44	)(k)
						(2,977	)(l)
						(600	)(m)

Net income	$37,291	$(3,088)		$34,203	$2,227	$(6,986)		$29,444

Net income per share—basic	$0.60			$0.76				$0.65

Net income per share—diluted	$0.56			$0.69				$0.59

Shares used to calculate basic net income per share	61,772	(16,667	)(b)	45,105		—		45,105

Shares used to calculate diluted net income per share	66,178	(16,667	)(b)	49,511		308	(n)	49,819

UNITED ONLINE, INC.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
NINE MONTHS ENDED SEPTEMBER 30, 2004
(in thousands, except per share amounts)

	United Online	Adjustments (Term Loan & Tender Offer at $10.50 per share)		Pro Forma Subtotal	Classmates	Adjustments (Acquisition of Classmates)		Pro Forma
Revenues:
Billable services	$302,291			$302,291	$41,063			$343,354
Advertising and commerce	26,706			26,706	13,205	170	(o)	40,081
Other				—	170	(170	)(o)	—

Total revenues	328,997	—		328,997	54,438	—		383,435

Operating expenses:
Cost of billable services	71,887			71,887		9	(k)	75,804
						563	(m)
						1,465	(p)
						810	(r)
						497	(s)
						573	(t)
Cost of free services	4,919			4,919		29	(k)	12,956
						937	(m)
						3,044	(r)
						1,870	(s)
						2,157	(t)
Sales and marketing	131,274			131,274	30,639	113	(k)	156,338
						(1,480	)(p)
						(739	)(q)
						(3,469	)(s)
Product development	19,456			19,456		95	(k)	26,283
						6,070	(s)
						662	(t)
General and administrative	28,252			28,252	15,227	43	(k)	36,967
						15	(p)
						739	(q)
						(3,854	)(r)
						(4,968	)(s)
						1,513	(t)
Amortization of intangible assets	12,752			12,752		7,443	(l)	20,200
						5	(u)
Depreciation and amortization				—	4,910	(4,905	)(t)	—
						(5	)(u)

Total operating expenses	268,540	—		268,540	50,776	9,232		328,548

Operating income	60,457	—		60,457	3,662	(9,232)		54,887
Interest and other income, net	3,290			3,290	238	(1,833	)(i)	1,695
Interest expense		(525	)(e)	(5,208)	(57)			(5,265)
		(4,683	)(f)

Income before income taxes	63,747	(5,208)		58,539	3,843	(11,065)		51,317
Provision (benefit) for income taxes	26,456	(214	)(e)	24,336	1,616	(458	)(i)	21,873
		(1,906	)(f)			(44	)(k)
						(2,977	)(l)
						(600	)(m)

Net income	$37,291	$(3,088)		$34,203	$2,227	$(6,986)		$29,444

Net income per share—basic	$0.60			$0.72				$0.62

Net income per share—diluted	$0.56			$0.66				$0.56

Shares used to calculate basic net income per share	61,772	(14,286	)(b)	47,486		—		47,486

Shares used to calculate diluted net income per share	66,178	(14,286	)(b)	51,892		308	(n)	52,200

UNITED ONLINE, INC.

COMPARATIVE UNAUDITED ACTUAL AND PRO FORMA CONSOLIDATED
STATEMENTS OF OPERATIONS
NINE MONTHS ENDED SEPTEMBER 30, 2004
(in thousands, except per share amounts)

		Pro Forma(1)
	Actual	Repurchase at $9.00 per share	Repurchase at $10.50 per share
Revenues:
Billable services	$302,291	$343,354	$343,354
Advertising and commerce	26,706	40,081	40,081

Total revenues	328,997	383,435	383,435

Operating expenses:
Cost of billable services	71,887	75,804	75,804
Cost of free services	4,919	12,956	12,956
Sales and marketing	131,274	156,338	156,338
Product development	19,456	26,283	26,283
General and administrative	28,252	36,967	36,967
Amortization of intangible assets	12,752	20,200	20,200

Total operating expenses	268,540	328,548	328,548

Operating income	60,457	54,887	54,887
Interest and other income, net	3,290	1,695	1,695
Interest expense	—	(5,265)	(5,265)

Income before income taxes	63,747	51,317	51,317
Provision for income taxes	26,456	21,873	21,873

Net income	$37,291	$29,444	$29,444

Net income per share—basic	$0.60	$0.65	$0.62

Net income per share—diluted	$0.56	$0.59	$0.56

Shares used to calculate basic net income per share	61,772	45,105	47,486

Shares used to calculate diluted net income per share	66,178	49,819	52,200

(1)
Assumes the consummation of the Classmates acquisition.

UNITED ONLINE, INC.
NOTES TO THE UNAUDITED PRO FORMA
CONSOLIDATED FINANCIAL INFORMATION

1.
ADJUSTMENTS TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION FOR THE TERM LOAN FACILITY AND TENDER OFFER

(a)
To adjust cash and loan payable balances for the $150 million term loan received in connection with the tender offer.

(b)
Repurchase of $150 million of the Company's common stock assuming 16.7 million and 14.3 million shares, respectively, repurchased at $9.00 and $10.50 per share, respectively.

(c)
Estimated professional fees incurred for the term loan facility.

(d)
Estimated professional fees incurred for the tender offer.

(e)
To record the amortization on $2.8 million of debt issuance costs over the term of the loan and the related tax effect.

(f)
To record interest expense on the term loan and the related tax effect, based on an interest rate of LIBOR plus 3 1/2% and a term loan amount of $150 million with equal quarterly principal payments over four years.

(g)
To record the carrying amount of the interest rate cap related to the $150 million term loan facility.

2.
ADJUSTMENTS TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION FOR THE ACQUISITION OF CLASSMATES ONLINE, INC.

(h)
To liquidate the Company's short-term investment portfolio to fund the acquisition of Classmates.

(i)
To reduce interest income due to the elimination of the Company's short-term investment balance and record the related tax effect.

(j)
Preliminary allocation of the purchase consideration to the fair value of the net assets acquired. The fair value of the Classmates unvested stock options assumed was determined based on the Black-Scholes option pricing model using a weighted average expected life of 5 years, 0% dividend yield, volatility of 99%, and a risk-free interest rate of 3%.

Purchase Consideration
Cash	$124,882
Fair value of stock options assumed	5,108
Intrinsic value of unvested stock options	(1,733)
Estimated acquisition costs	1,250

Total purchase consideration	$129,507

Description	Estimated Fair Value	Estimated Amortizable Life
Net assets acquired:
Cash	$27,782
Accounts receivable	3,377
Restricted cash	975
Deferred tax assets	8,680
Property and equipment	16,119
Other assets	2,690
Accounts payable and accrued liabilities	(6,609)
Deferred revenue	(26,428)
Deferred tax liabilities	(23,932)
Capital leases	(1,607)
Other liabilities	(283)

Total net assets acquired	764

Intangible assets acquired:
Trademark and trade name	20,200	indefinite
Advertising contracts	10,300	3.5 years
Gold members	19,700	4 years
Basic members	20,600	10 years

Total intangible assets acquired	70,800

Goodwill	57,943

Total purchase consideration	$129,507

    The estimated fair value of assets and liabilities are based, in part, on a preliminary valuation by a third party valuation specialist. The final allocation of the purchase consideration at closing may be different from the allocation based on this preliminary valuation.

    An adjustment of $5,092 has been made to deferred tax assets to reflect the tax benefit associated with the estimated payment at closing of approximately $14.5 million related to vested stock options of Classmates.

    An adjustment of $22,560 has been made to deferred tax liabilities to reflect the differences between the financial statement carrying amounts of amortizable intangible assets and property and equipment and their tax basis.

  (k)
  To record stock-based compensation and the related tax effect associated with the assumption of Classmates' unvested stock options.

  (l)
  To record amortization expense and the related income tax effect for the intangible assets acquired.

  (m)
  To record depreciation expense and the related income tax effect for the increase in fair value of property and equipment.

  (n)
  To adjust diluted weighted average shares outstanding for the stock options assumed.

  (o)
  To reclass Classmates' other revenue to conform to United Online's financial statement presentation.

  (p)
  To reclass Classmates' billing costs to conform to United Online's financial statement presentation.

  (q)
  To reclass Classmates' revenue tax to conform to United Online's financial statement presentation.

  (r)
  To reclass Classmates' data center costs to conform to United Online's financial statement presentation.

  (s)
  To reclass Classmates' personnel and overhead-related costs to United Online's financial statement presentation.

  (t)
  To reclass Classmates' depreciation to United Online's financial statement presentation.

  (u)
  To reclass Classmates' amortization to United Online's financial statement presentation.

  (v)
  To reclass Classmates' advertising expense to United Online's financial statement presentation.

        Where You Can Find More Information.    We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their remuneration, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have also filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which includes certain additional information relating to the tender offer. These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC's customary charges, from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Schedule TO and documents incorporated by reference. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330.

        Incorporation by Reference.    The rules of the SEC allow us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. We incorporate by reference each of the following documents:

United Online, Inc.'s SEC Filings	Period
Current Report on Form 8-K	Filed on November 4, 2004
Current Report on Form 8-K	Filed on November 3, 2004
Quarterly Report on Form 10-Q	Quarter ended September 30, 2004
Quarterly Report on Form 10-Q	Quarter ended June 30, 2004
Quarterly Report on Form 10-Q/A	Quarter ended March 31, 2004
Quarterly Report on Form 10-Q	Quarter ended March 31, 2004
Annual Report on Form 10-KT	Six-Months Ended December 31, 2003
Proxy Statement	Filed on April 7, 2004

        You can obtain any of the documents incorporated by reference in this document from us or from the SEC's web site at the address described above. Documents incorporated by reference are available from our Corporate Secretary without charge, excluding any exhibits to those documents, at 21301 Burbank Boulevard, Woodland Hills, California 91367, telephone number: (818) 287-3000. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

11.  Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

        Beneficial Ownership.    As of October 29, 2004, we had 60,758,762 issued and outstanding shares of common stock. As of that date, there were an aggregate of 13,830,717 shares of common stock available for issuance under our stock incentive plans (including 13,233,191 shares subject to currently outstanding options) and 1,788,611 shares available for issuance under our ESPP (as defined below). The 16,666,666 shares that we are offering to purchase pursuant to the tender offer represent approximately 27% of our shares outstanding on October 29, 2004.

        As of October 29, 2004, our directors and executive officers as a group (12 persons) beneficially owned 9,596,525 shares (which number includes 8,056,723 shares subject to options that are exercisable within 60 days after the date of this Offer to Purchase) or 13.9% of the total outstanding shares of our common stock plus the shares issuable upon the exercise of stock options held by our directors and executive officers that are exercisable within 60 days after the date of this Offer to Purchase. Our directors and executive officers have advised us that they will not tender any shares in the tender offer.

        The following table sets forth, as to each director or executive officer and certain substantial stockholders, (i) the number of shares beneficially owned as of October 29, 2004; (ii) the percentage beneficially owned as of October 29, 2004; and (iii) assuming we purchase 16,666,666 shares of common stock in the tender offer, and none of the directors and executive officers purchases or sells any of our common stock prior to the completion of the tender offer, the percentage beneficially owned after completion of the tender offer.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage Beneficial Ownership (1)	Percentage Beneficial Ownership (2)
Directors and Executive Officers:
Mark R. Goldston (3)	4,898,038	7.6%	10.2%
Jon O. Fetveit (4)	614,106	1.0%	1.4%
Charles S. Hilliard (5)	1,027,191	1.7%	2.3%
Gerald J. Popek (6)	576,037	*	1.3%
Frederic A. Randall, Jr. (7)	920,816	1.5%	2.1%
Robert J. Taragan (8)	274,374	*	*
Brian Woods (9)	871,953	1.4%	1.9%
James T. Armstrong (10)	73,438	*	*
Robert Berglass (11)	96,000	*	*
Kenneth L. Coleman (12)	79,800	*	*
Dennis Holt (13)	80,334	*	*
Carol A. Scott (14)	82,800	*	*
All directors and executive officers as a group (12 persons) (15)	9,596,525	13.9%	18.4%
5% Stockholders Not Listed Above:
FMR Corp. (16)	3,958,430	6.5%	9.0%

*
Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)
Based on 60,758,762 shares of common stock outstanding on October 29, 2004. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options and warrants that are immediately exercisable, or will become exercisable within 60 days of October 29, 2004, are deemed outstanding for computing the percentage of the person or entity holding such securities but are not outstanding for computing the percentage of any other person or entity. Except as indicated by footnote, and subject to the community property laws where applicable, to our knowledge the persons named in the table above have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Unless otherwise indicated, the address for each person is our address at 21301 Burbank Boulevard, Woodland Hills, California 91367.

(2)
Assumes 44,092,096 shares of common stock are outstanding at the consummation of the tender offer. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options and warrants that are immediately exercisable, or will become exercisable within 60 days of November 4, 2004, are deemed outstanding for computing the percentage of the person or entity holding such securities but are not outstanding for computing the percentage of any other person or entity. Except as indicated by footnote, and subject to the community property laws where applicable, to our knowledge the persons named in the table above have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Unless otherwise indicated, the address for each person is our address at 21301 Burbank Boulevard, Woodland Hills, California 91367.

(3)
Includes (i) 608,581 shares owned by the Mark and Nancy Jane Goldston Family Trust dated November 8, 1997, over which Mr. Goldston exercises voting power, as trustee; (ii) 250,000 shares owned by Mr. Goldston that are subject to repurchase by the Company at the purchase price of $.0001 per share if Mr. Goldston voluntarily leaves the Company prior to January 27, 2008; and (iii) 4,039,457 shares subject to options that are immediately exercisable. These numbers do not reflect any transactions pursuant to Mr. Goldston's 10b5-1 plan described below.

(4)
Includes (i) 69,513 shares owned by Mr. Fetveit; and (ii) 544,593 shares subject to options that are immediately exercisable.

(5)
Includes (i) 10,344 shares owned by Mr. Hilliard; (ii) 125,000 shares owned by Mr. Hilliard that are subject to repurchase by the Company at the purchase price of $.0001 per share if Mr. Hilliard voluntarily leaves the Company prior to January 27, 2008; and (iii) 892,812 shares subject to options that are immediately exercisable.

(6)
Includes (i) 25,780 shares owned by Mr. Popek; and (ii) 550,257 shares subject to options that are immediately exercisable.

(7)
Includes (i) 189,287 shares owned by Mr. Randall; (ii) 100,000 shares owned by Mr. Randall that are subject to repurchase by the Company at the purchase price of $.0001 per share if Mr. Randall voluntarily leaves the Company prior to January 27, 2008; and (iii) 631,977 shares subject to options that are immediately exercisable.

(8)
Includes 274,374 shares subject to options held by Mr. Taragan that are immediately exercisable.

(9)
Includes (i) 37,593 shares owned by Mr. Woods; (ii) 100,000 shares owned by Mr. Woods that are subject to repurchase by the Company at the purchase price of $.0001 per share if Mr. Woods voluntarily leaves the Company prior to January 27, 2008; and (iii) 734,585 shares subject to options that are immediately exercisable.

(10)
Includes (i) 20,104 shares owned by Mr. Armstrong; and (ii) 53,334 shares subject to options that are immediately exercisable.

(11)
Includes (i) 3,000 shares owned by Mr. Berglass; and (ii) 93,000 shares subject to options that are immediately exercisable.

(12)
Includes (i) 300 shares owned by Mr. Coleman; and (ii) 79,500 shares subject to options that are immediately exercisable.

(13)
Includes 80,334 shares subject to options held by Mr. Holt that are immediately exercisable.

(14)
Includes (i) 300 shares owned by Ms. Scott; and (ii) 82,500 shares subject to options that are immediately exercisable.

(15)
Includes (i) 964,802 shares owned by officers and directors; (ii) 575,000 shares that are subject to repurchase by the Company at the purchase price of $.0001 per share if certain officers voluntarily leave the Company prior to January 27, 2008 and (iii) 8,056,723 shares of our common stock subject to options that are immediately exercisable.

(16)
This information is derived solely from the Schedule 13G filed with the SEC by FMR Corp. on September 10, 2004. The address for FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

        Agreements, Arrangements or Understandings.    Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our directors, our executive officers, or our affiliates or our subsidiaries nor, to the best of our knowledge, any of our subsidiaries' directors or executive officers, or any associates or subsidiaries of any of the foregoing, has effected any transactions involving our shares of common stock during the 60 days prior to November 4, 2004, except as described below.

        10b5-1 Trading Plan:    In August 2004, Mark R. Goldston, the Company's Chairman, Chief Executive Officer and President, entered into a trading plan to sell an aggregate of 500,000 shares of the Company's common stock during a period commencing in November 2004 and ending in April 2005. A portion of the 500,000 shares will be sold ratably at market prices twice each month during such period. The shares to be sold will be issued pursuant to the exercise of stock options held by Mr. Goldston. Mr. Goldston does not have any control over the timing of the sales under the plan.

        Mr. Goldston's trading plan is intended to comply with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, and complies with the Company's insider trading policy.

        Stock Incentive Plans & Equity Awards.    We currently have two stock incentive plans pursuant to which equity awards are granted and issued, the 2001 Stock Incentive Plan (the "SIP") and the 2001 Supplemental Stock Incentive Plan (the "SSIP" and, together with the SIP, the "stock incentive plans"). The SIP is a shareholder-approved plan under which nonstatutory and incentive stock options, as well as direct stock issuances, may be granted to our employees, officers, directors and consultants. An aggregate of approximately 17.9 million shares have been reserved for issuance under the SIP, of which approximately 500,000 shares were available for issuance and approximately 10.9 million shares were subject to outstanding options at October 29, 2004. The SSIP is a non-shareholder approved plan under which nonstatutory stock option grants or direct stock issuances may be made to our employees who are neither officers nor Board members at the time of the option grant or direct issuance. An aggregate of approximately 4.2 million shares have been reserved for issuance under the SSIP, of which approximately 52,000 shares were available for issuance and approximately 2.3 million shares were subject to outstanding options at October 29, 2004. In the event the Classmates acquisition is consummated, we will assume certain of Classmates' outstanding options, which will convert into options to purchase approximately 600,000 shares of our common stock as part of the transaction.

        Options granted to employees under the stock incentive plans generally vest over a three or four-year period. Options granted to directors generally vest over a nine-month to three-year period, either monthly or annually. Option grants expire after ten years unless cancelled earlier due to termination of employment or Board service. Certain grants are immediately exercisable for unvested shares of common stock, with the unvested portion of the shares remaining subject to repurchase by us at the exercise price until the vesting period is complete. We had 575,000 unvested shares of common stock issued and outstanding under the stock incentive plans at October 29, 2004, which were subject to repurchase by us at a price of $.0001 per share until January 27, 2008.

        Employee Stock Purchase Plan:    We have a 2001 Employee Stock Purchase Plan (as amended, the "ESPP"), which expires in the year 2011, and under which an aggregate of approximately 3.9 million shares of our common stock have been authorized and reserved for issuance. At October 29, 2004, 1,788,611 shares remained available for issuance under the

ESPP. Under the ESPP, each eligible employee may authorize payroll deductions of up to 15% of their compensation to purchase shares of common stock on two "purchase dates" each year at a purchase price per share equal to 85% of the lower of (i) the closing selling price per share of common stock on the employee's entry date into the two-year offering period in which the purchase date occurs or (ii) the closing selling price per share on the purchase date. Each offering period has a twenty-four month duration and purchase intervals of six months.

        Messrs. Hilliard, Randall and Woods purchased an aggregate of approximately 2,000 shares under the ESPP on October 29, 2004.

        The SIP, the ESPP and the SSIP each contain a provision whereby the share reserve under the plan will automatically increase on the first business day of January each year that the plan remains in existence. The increase for each plan will be limited to the lesser of a specified amount or a percentage of our outstanding common stock as of the last business day of the calendar year immediately preceding the increase. The SIP will be increased each year by the lesser of 4.0% of the outstanding common stock and 1,950,000 shares; the SSIP will be increased each year by the lesser of 0.5% of the outstanding common stock and 214,200 shares; and the ESPP will be increased each year by the lesser of 1.5% of the outstanding common stock and 975,000 shares.

        Except as otherwise described in this Offer to Purchase or as described in our most recent proxy statement, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship, whether or not legally enforceable, with any other person, relating, directly or indirectly, to the tender offer or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements (other than pledges for loans), puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

12.  Certain Legal Matters; Regulatory Approvals.

        We are not aware of any license or regulatory permit that is reasonably likely to be material to our business that might be adversely affected by our acquisition of shares as contemplated in the tender offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of shares as contemplated by the tender offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action, but we have no current intention to delay the purchase of shares tendered pursuant to the tender offer pending the outcome of any such matter, subject to our right to decline to purchase shares if any of the conditions in Section 7 of this Offer to Purchase have not been satisfied or waived. We cannot predict whether we would be required to delay the acceptance for payment of or payment for shares tendered pursuant to the tender offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. If certain types of adverse actions are taken with respect to the matters discussed above, or certain approvals, consents, licenses or permits identified above are not obtained, we can decline to accept for payment or pay for any shares tendered. See Section 7 of this Offer to Purchase.

13.  Certain United States Federal Income Tax Consequences.

        The following is a summary of certain United States federal income tax consequences of the tender offer to stockholders whose shares are properly tendered and accepted for payment pursuant to the tender offer. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, judicial authorities, published positions of the Internal Revenue Service (the "IRS") and other applicable authorities, all as in effect on the date of this document and all of which are subject to change or differing interpretations (possibly with retroactive effect). This summary addresses only shares held as capital assets for United States federal income tax purposes (generally, assets held for investment). This discussion does not discuss all aspects of United States federal income taxation which may be important to particular investors in light of their individual circumstances, including investors subject to special taxation, such as:

  •
  banks;

  •
  dealers in securities or currencies:

  •
  financial institutions;

  •
  insurance companies;

  •
  tax-exempt organizations;

  •
  persons holding shares as part of a hedging, conversion, constructive sale, straddle, or other integrated transaction;

  •
  traders in securities that have elected the mark to market method of accounting;

  •
  persons who own 5% or more of our shares;

  •
  U.S. persons whose "functional currency" is not the U.S. dollar; or

  •
  Non-United States Holders (as defined below)

        In particular, except as otherwise specifically noted, this discussion applies only to United States Holders (as defined below). This summary may not be applicable with respect to shares acquired as compensation, upon the exercise of stock options or under a tax-qualified retirement plan. This summary also does not address tax considerations arising under any state, local or non-United States laws, or under United States federal estate or gift tax laws.

        In addition, if a partnership (including any entity treated as a partnership for United States federal income tax purposes) is a stockholder, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. A stockholder that is a partnership, and partners in such partnership, are urged to consult its tax advisor regarding the tax consequences of participating in the tender offer.

        A United States Holder is a beneficial owner of shares that is a U.S. person. A U.S. person is:

  •
  a citizen or resident of the United States;

  •
  a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income taxation, regardless of its source; or

  •
  a trust if it is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

        A beneficial owner of shares that is not a United States Holder is referred to herein as a "Non-United States Holder."

        HOLDERS OF SHARES ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE TENDER OFFER AS WELL AS THE EFFECTS OF STATE, LOCAL AND NON-UNITED STATES TAX LAWS.

        Characterization of the Purchase—Distribution vs. Sale Treatment.    Our purchase of shares from a United States Holder pursuant to the tender offer will be a taxable transaction for United States federal income tax purposes. As a consequence of any such purchase, a United States Holder will, depending on the United States Holder's particular circumstances, be treated either as having sold the United States Holder's shares or as having received a distribution in respect of such United States Holder's shares. The purchase of shares pursuant to the tender offer will be treated as a sale if a United States Holder meets any of the three tests discussed below (the "Section 302 tests"). The purchase will be treated as a distribution if the United States Holder does not satisfy at least one of the Section 302 tests. Whether the purchase of shares satisfies any of the 302 tests will depend upon whether the United States Holder achieves, taking into account certain constructive ownership rules, an adequate diminution of interest in our shares (as discussed below).

        We cannot predict whether any particular United States Holder will be subject to sale or distribution treatment. Each United States Holder should be aware that because proration may occur in the tender offer, even if all the shares actually and constructively owned by a United States Holder are tendered pursuant to the tender offer, fewer than all of such shares may be purchased by us. Consequently, we can give no assurance that a sufficient number of any particular United States Holder's shares will be purchased to ensure that this purchase will be treated as a sale or exchange, rather than as a distribution, for United States federal income tax purposes pursuant to the rules discussed below.

        A United States Holder that satisfies any of the Section 302 tests explained below will be treated as having sold the shares purchased by us pursuant to the tender offer and will recognize capital gain or loss in an amount equal to the difference between the amount of cash received under the tender offer and the United States Holder's tax basis in such shares. This capital gain or loss will be long-term capital gain or loss if the United States Holder held the shares for more than one year as of the date of our purchase pursuant to the tender offer. Currently the maximum long-term capital gain rate for individual United States Holders is 15%. Certain limitations apply to the deductibility of capital losses by United States Holders. A United States Holder must calculate gain or loss separately for each block of shares (generally, shares acquired at the same cost in a single transaction) that we purchase from a United States Holder under the tender offer.

        If a United States Holder does not satisfy any of the Section 302 tests explained below, the full amount received by the United States Holder with respect to our purchase of shares under the tender offer will be treated as a distribution to the United States Holder with respect to the United States Holder's shares. This distribution will be treated as a dividend to the United States Holder to the extent of the United States Holder's share of our current and accumulated earnings and profits, if any, as determined under United States federal income tax principles. Such a dividend would be includible in the United States Holder's gross income without reduction for the tax basis of the shares exchanged, and no current loss would be recognized. Currently, dividends are taxable at a maximum rate for individual United States Holders of 15%, which is the same as the maximum tax rate for long-term capital gains, if certain holding period and other requirements are met. To the extent that the amount received by a United States Holder exceeds the United States Holder's share of our current and accumulated earnings and profits, the excess first will be treated as a tax-free return of capital to the extent, generally, of the United States Holder's tax basis in its shares and any remainder will be treated as capital gain from the sale of shares.

        To the extent that a corporate United States Holder is treated as receiving a dividend, as described above, it will be eligible for a dividends received deduction (subject to applicable limitations) and subject to the "extraordinary dividend" rules of the Code. Further, to the extent that our purchase of an individual United States Holder's shares under the tender offer is treated as the receipt by the United States Holder of a dividend taxed at the 15% rate described above, any loss on the sale or exchange of the individual United States Holder's retained shares will be treated as long-term capital loss to the extent of such dividend, even if such loss would not otherwise be so characterized.

        Section 302 Tests—Determination of Sale or Distribution Treatment.    Our purchase of shares pursuant to the tender offer will be treated as a sale of the shares by a United States Holder if any of the following Section 302 tests is satisfied:

  •
  as a result of the purchase, there is a "complete redemption" of the United States Holder's equity interest in us;

  •
  as a result of the purchase, there is a "substantially disproportionate" reduction in the United States Holder's equity interest in us; or

  •
  the receipt of cash by the United States Holder is "not essentially equivalent to a dividend."

        As indicated above, if none of these tests is met with respect to a particular United States Holder, then our purchase of shares pursuant to the tender offer will be treated as a distribution.

        In applying the Section 302 tests, the constructive ownership rules of Section 318 of the Code generally apply. Thus, a United States Holder is treated as owning not only shares actually owned by such holder but also shares actually (and in some cases constructively) owned by certain related entities and individuals. Pursuant to the constructive ownership rules, a United States Holder will be considered to own shares owned, directly or indirectly, by certain members of the holder's family and certain entities (such as corporations, partnerships, trusts and estates) in which the United States Holder has an equity interest, as well as certain shares which the United States Holder has an option to acquire.

  •
  Complete Termination of Interest.  Our purchase of shares pursuant to the tender offer will result in a "complete redemption" of a United States Holder's equity interest in the Company, if, immediately after the sale, such holder owns, actually and constructively, none of our shares. In applying the "complete redemption" test, United States Holders may be able to waive the application of constructive ownership through the family attribution rules, provided that such holders comply with the provisions of Section 302(c) of the Code and applicable Treasury Regulations. United States Holders wishing to satisfy the "complete redemption" test through satisfaction of the special conditions set forth in Section 302(c) of the Code are urged to consult their tax advisors concerning the mechanics and desirability of those conditions.

  •
  Substantially Disproportionate Redemption.  In general, our purchase of a United States Holder's shares pursuant to the tender offer will be "substantially disproportionate" as to a United States Holder if, immediately after the purchase, the percentage of the outstanding shares of the Company that the United States Holder actually and constructively owns is less than 50% of the total voting power of all classes of our stock entitled to vote and the percentage of the then outstanding shares actually and constructively owned by such holder immediately after the purchase is less than 80% of both the voting power and the value of the outstanding shares actually and constructively owned by the United States Holder immediately before the purchase.

  •
  Not Essentially Equivalent to a Dividend.  Our purchase of a United States Holder's shares pursuant to the tender offer will be treated as "not essentially equivalent to a dividend" if it results in a "meaningful reduction" in the United States Holder's proportionate interest in the Company, given the United States Holder's particular facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the percentage interest of a stockholder whose relative stock interest in a publicly held corporation is minimal and who exercises no control over corporate affairs should constitute a "meaningful reduction." United States Holders who intend to qualify for sale treatment by demonstrating that the proceeds received from us are "not essentially equivalent to a dividend" are strongly urged to consult their tax advisor because this test will be met only if the reduction in such holder's proportionate interest in us is "meaningful" given the particular facts and circumstances of the holder in the context of the tender offer. In particular, depending on the total number of shares purchased pursuant to the tender offer, it is possible that a tendering stockholder's percentage interest in the Company could increase even though the total number of shares held by such stockholder decreases.

United States Federal Backup Withholding

        Under the United States federal backup withholding tax rules, the Depositary will be required to withhold at the applicable rate the amount of the purchase price paid to certain stockholders (who are not "exempt" recipients) pursuant to the tender offer. To avoid such backup withholding, each such United States Holder must provide the Depositary with such stockholder's taxpayer identification number and certify that such stockholder is not subject to backup withholding by completing the Substitute Form W-9 in the Letter of Transmittal, or otherwise establish to the satisfaction of the Depositary that such stockholder is not subject to backup withholding. See the Instructions of the Letter of Transmittal.

        Certain "exempt" recipients (including, among others, all corporations and certain Non-United States Holders) are not subject to these backup withholding requirements. In order for a Non-United States Holder to qualify as an exempt recipient, that stockholder must generally submit an IRS Form W-8BEN (or other applicable IRS form), signed under penalties of perjury, attesting to that stockholder's exempt status. This statement can be obtained from the Depositary. See the Instructions to the Letter of Transmittal.

United States Federal Income Tax Withholding on Payments to Non-United States Holders

        Even if a Non-United States Holder has provided the required certification as described above to avoid backup withholding, the Depositary will withhold United States federal income taxes at a rate of 30% of the gross payment payable to a Non-United States Holder or his, her, or its agent unless the Depositary determines that an exemption from, or a reduced rate of, withholding tax is available under a tax treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade or business of the Non-United States Holder within the United States. In order to obtain a reduced rate of withholding under a tax treaty, a Non-United States Holder must deliver to the Depositary before the payment a properly completed and executed IRS Form W-8BEN. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid under the tender offer are effectively connected with the conduct of a trade or business within the United States, a Non-United Holder must deliver to the Depositary a properly completed and executed IRS Form W-8ECI. A Non-United States Holder may be eligible to obtain refund of all or a portion of any tax withheld if he, she, or it satisfies one of the "Section 302 tests" for sale or exchange treatment described above or is otherwise able to establish that no withholding or a reduced amount of withholding is due. United States federal backup withholding tax generally will not apply to amounts subject to the 30% or a treaty-reduced rate of United States federal income tax withholding.

        THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE TENDER OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, NON-UNITED STATES AND OTHER TAX LAWS.

14.  Extension of the Tender Offer; Termination; Amendment.

        We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 of this Offer to Purchase have occurred or are deemed by us to have occurred, to extend the period of time the tender offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the tender offer and not accept for payment and not pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 of this Offer to Purchase by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for shares that we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the tender offer. Subject to compliance with applicable law, we further reserve the right, in our reasonable discretion, and regardless of whether any of the events set forth in Section 7 of this Offer to Purchase have occurred or are deemed by us to have occurred, to amend the tender offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the tender offer to holders of shares or by decreasing or increasing the number of shares being sought in the tender offer). Amendments to the tender offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment shall be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made pursuant to the tender offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the Dow Jones News Service or comparable service.

        If we materially change the terms of the tender offer or the information concerning the tender offer, or if we waive a material condition of the tender offer, we will extend the tender offer to the extent required by Rule 13e-4 promulgated under the Exchange Act. This rule and related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:

  •
  we increase or decrease the price to be paid for shares or increase or decrease the number of shares being sought in the tender offer and, in the event of an increase in the number of shares being sought, the increase exceeds 2% of the outstanding shares, and

  •
  the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to stockholders in the manner specified in this Section 14 of this Offer to Purchase, then in each case the tender offer will be extended until the expiration of the period of ten business days.

15.  Fees and Expenses.

        We have retained Deutsche Bank Securities Inc. to act as the Dealer Manager in connection with the tender offer. Deutsche Bank Securities Inc. will receive a reasonable and customary fee for these services. We also have agreed to reimburse Deutsche Bank Securities Inc. for reasonable out-of-pocket expenses incurred in connection with the tender offer, including reasonable fees and expenses of counsel, and to indemnify Deutsche Bank Securities Inc. against certain liabilities in connection with the tender offer, including liabilities under the federal securities laws. Deutsche Bank Securities Inc. and its affiliates may actively trade our equity securities for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in our securities. Deutsche Bank Securities Inc. and its affiliates have provided in the past, and may continue to provide from time to time, investment banking and financial advisory services to us and our affiliates. Deutsche Bank Securities Inc. and its affiliates have and will receive customary fees for such services.

        We have retained U.S. Stock Transfer Corporation to act as Depositary in connection with the tender offer. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the tender offer, including liabilities under the federal securities laws.

        We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Manager as described above) for soliciting tenders of shares pursuant to the tender offer. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if stockholders tender shares through the brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding the Offer to Purchase, the Letter of Transmittal and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as our agent or the agent of the Dealer Manager or the Depositary for purposes of the tender offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in Instruction 9 in the Letter of Transmittal.

16.  Miscellaneous.

        We are not aware of any jurisdiction where the making of the tender offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the tender offer or the acceptance of shares pursuant to the tender offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the tender offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of shares residing in that jurisdiction. In any jurisdiction the securities or blue sky laws of which require the tender offer to be made by a licensed broker or dealer, the tender offer is being made on our behalf by the Dealer Manager or one more registered broker or dealers, which are licensed under the laws of such jurisdiction.

        Pursuant to Rule 13e-4 promulgated under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information relating to the tender offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 10 of this Offer to Purchase with respect to information concerning our company.

        You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information or make any representation on our behalf in connection with the tender offer other than those contained in this Offer to Purchase and the related Letter of Transmittal. If given or made, you should not rely on that information or representation as having been authorized by us, any member of the Board of Directors, or the Dealer Manager.

UNITED ONLINE, INC.

Dated: November 4, 2004

        The Letter of Transmittal and certificates for shares and any other required documents should be sent or delivered by each stockholder or the stockholder's broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below. To confirm delivery of shares, stockholders are directed to contact the Depositary.

The Depositary for the Tender Offer is:

U.S. Stock Transfer Corporation

By Hand Delivery:	By Overnight Delivery:	By Mail:
U.S. Stock Transfer Corporation attn: Reorganization Department 1745 Gardena Avenue Glendale CA 91204-2991	U.S. Stock Transfer Corporation attn: Reorganization Department 1745 Gardena Avenue Glendale CA 91204-2991	U.S. Stock Transfer Corporation attn: Reorganization Department 1745 Gardena Avenue Glendale CA 91204-2991
Facsimile Transmission: (818) 502-0674
Confirm Receipt of Facsimile by Telephone: (818) 502-1404

        Any questions or requests for assistance, including requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or related documents, may be directed to the Dealer Manager at its telephone number and address set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the tender offer.

The Dealer Manager for the Tender Offer is:

Deutsche Bank Securities Inc.

60 Wall Street
New York, NY 10005
(800) 735-7777

QuickLinks

IMPORTANT
TABLE OF CONTENTS
SUMMARY
FORWARD-LOOKING STATEMENTS
INTRODUCTION
THE TENDER OFFER
UNITED ONLINE, INC. INDEX TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
UNITED ONLINE, INC. INTRODUCTORY NOTE REGARDING THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
UNITED ONLINE, INC. UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET AT SEPTEMBER 30, 2004 (in thousands, except per share amounts)
UNITED ONLINE, INC. UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS YEAR ENDED DECEMBER 31, 2003 (in thousands, except per share amounts)
UNITED ONLINE, INC. UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS YEAR ENDED DECEMBER 31, 2003 (in thousands, except per share amounts)
UNITED ONLINE, INC. COMPARATIVE UNAUDITED ACTUAL AND PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS YEAR ENDED DECEMBER 31, 2003 (in thousands, except per share amounts)
UNITED ONLINE, INC. UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS NINE MONTHS ENDED SEPTEMBER 30, 2004 (in thousands, except per share amounts)
UNITED ONLINE, INC. UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS NINE MONTHS ENDED SEPTEMBER 30, 2004 (in thousands, except per share amounts)
UNITED ONLINE, INC. COMPARATIVE UNAUDITED ACTUAL AND PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS NINE MONTHS ENDED SEPTEMBER 30, 2004 (in thousands, except per share amounts)
UNITED ONLINE, INC. NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION